Exhibit 10.7

[EXECUTION COPY]

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

KIN INSURANCE, INC.,

KIN RISK MANAGEMENT, LLC,

KIN MGA, LLC,

as Borrowers

THE OTHER BORROWERS PARTY HERETO FROM TIME TO TIME,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,
GUGGENHEIM LIFE AND ANNUITY COMPANY, AS AGENT

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

Dated as of June 25, 2021

i

6.	AFFIRMATIVE COVENANTS		20
	6.1	Government Compliance	20
	6.2	Financial Statements, Reports, Certificates	20
	6.3	Taxes	23
	6.4	Insurance	24
	6.5	Operating Accounts	24
	6.6	Protection of Intellectual Property Rights	25
	6.7	[Reserved]	25
	6.8	Access to Collateral; Books and Records	25
	6.9	Formation or Acquisition of Subsidiaries	25
	6.10	Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions	26
	6.11	Lender Meetings	26
	6.12	[Reserved]	26
	6.13	[Reserved]	26
	6.14	Reinsurance Agreements	26
	6.15	[Reserved]	26
	6.16	Board Observation Rights	26
	6.17	Exchange Covenants	27
	6.18	Further Assurances	27
7.	NEGATIVE COVENANTS		28
	7.1	Dispositions	28
	7.2	Changes in Business, Management, Control, or Business Locations	28
	7.3	Mergers or Acquisitions	29
	7.4	Indebtedness	29
	7.5	Encumbrance	29
	7.6	Maintenance of Collateral Accounts	29
	7.7	Distributions; Investments	29
	7.8	Transactions with Affiliates	30
	7.9	Subordinated Debt	30
	7.10	Compliance	30
	7.11	Real Property	31
	7.12	Modifications of Indebtedness, Operating Documents and Certain Other Agreements, Etc	31
	7.13	Sanctioned Persons; Anti-Corruption Laws; Anti-Money Laundering Laws	31
	7.14	Exchange Covenants	31
	7.15	Reinsurance Agreements	32
	7.16	Business of the Exchange	32
	7.17	Minimum Total Revenue	32
8.	EVENTS OF DEFAULT		33
	8.1	Payment Default	33
	8.2	Covenant Default	33
	8.3	[Reserved]	33
	8.4	Attachment; Levy; Restraint on Business	33
	8.5	Insolvency	33
	8.6	Other Agreements	34
	8.7	Judgments; Penalties	34
	8.8	Misrepresentations	34
	8.9	Subordinated Debt	34
	8.10	Governmental Approvals	34
	8.11	Cross-Default with Material Contracts	34
	8.12	Validity; Liens	35

9.	RIGHTS AND REMEDIES		35
	9.1	Rights and Remedies	35
	9.2	Power of Attorney	36
	9.3	Protective Payments	36
	9.4	Application of Payments and Proceeds Upon Default	37
	9.5	Agent’s Liability for Collateral	37
	9.6	No Waiver; Remedies Cumulative	37
	9.7	Demand Waiver	37
	9.8	Loan Party Liability	37
10.	NOTICES		38
11.	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE		39
12.	GENERAL PROVISIONS		39
	12.1	Termination Prior to Term Loan Maturity Date; Survival	39
	12.2	Successors and Assigns	39
	12.3	Indemnification	41
	12.4	[Reserved]	41
	12.5	Severability of Provisions	41
	12.6	Correction of Loan Documents	41
	12.7	Amendments in Writing; Waiver; Integration	42
	12.8	Counterparts	42
	12.9	Confidentiality	43
	12.10	Fees, Costs and Expenses	43
	12.11	Electronic Execution of Documents	44
	12.12	Captions	44
	12.13	Construction of Agreement	44
	12.14	Relationship	44
	12.15	USA PATRIOT Act	44
	12.16	Third Parties	44
	12.17	Joint and Several Liability of the Borrowers	44
13.	DEFINITIONS		45
	13.1	Definitions	45
14.	AGENT		69
	14.1	Appointment	69
	14.2	Nature of Duties	69
	14.3	Rights, Exculpation, Etc	70
	14.4	Reliance	70
	14.5	Indemnification	70
	14.6	Agent Individually	71
	14.7	Collateral Matters	71
	14.8	Agency for Perfection	71
	14.9	No Reliance on Agent’s Customer Identification Program	71
	14.10	No Third Party Beneficiaries	71
	14.11	No Fiduciary Relationship	71
	14.12	Reports; Confidentiality; Disclaimers	72
	14.13	Collateral Custodian	72
	14.14	Agent May File Proofs of Claim	73

15.	GUARANTY		73
	15.1	Guaranty	73
	15.2	Guaranty Absolute	73
	15.3	Waiver	74
	15.4	Continuing Guaranty; Assignments	74
	15.5	Subrogation	75
	15.6	Contribution	75
	15.7	Waivers	75
16.	ACKNOWLEDGMENT AND RESTATEMENT		76
	16.1	Existing Obligations	76
	16.2	Acknowledgment of Security Interests	76
	16.3	[Reserved]	76
	16.4	Restatement	76

Exhibits

●	Exhibit A	Form of Compliance Certificate
●	Exhibit B	Form of Notice of Borrowing
●	Exhibit C	Form of New Warrant

Schedules

●	Schedule 1	Term Loan Commitments
●	Schedule 5.3(a)	Collateral Accounts
●	Schedule 5.3(b)	Third Party Bailees
●	Schedule 5.3(c)	Intellectual Property Licensed to Loan Party
●	Schedule 5.3(d)	Restricted Licenses

●	Schedule 7.1	Domain Names
●	Schedule 7.7	Restricted Payments
●	Schedule 7.8	Transactions with Affiliates
●	Schedule 7.17	Minimum Total Revenue
●	Schedule 13.1(a)	Permitted Indebtedness

●	Schedule 13.1(b)	Permitted Investments
●	Schedule 13.1(c)	Permitted Liens
●	Schedule 13.1(d)	Material Contracts

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of June 25, 2021 among KIN INSURANCE, INC., a Delaware corporation (“KIN”), KIN RISK MANAGEMENT, LLC, a Florida limited liability company (“AIF”), KIN MGA, LLC a Delaware limited liability company (“MGA”; together with KIN and AIF, along with any other Person joined hereto as a Borrower, each, a “Borrower” and collectively, the “Borrowers”), each Parent Guarantor (if any) and each Subsidiary Guarantor from time to time party hereto (each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each, a “Lender” and collectively, the “Lenders”) and GUGGENHEIM LIFE AND ANNUITY COMPANY, a Delaware corporation, as agent for the Lenders (in such capacity, “Agent”).

Agent, Lenders, and Borrowers are parties to the Loan and Security Agreement dated as of June 5, 2019 (the “Existing Loan Agreement”; together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith, or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, including as amended by (i) that certain Amendment No. 1 to Loan and Security Agreement and consent dated as of July 28, 2020 by and among Borrowers, Guarantors party thereto, Lenders and Agent, (ii) the Letter Agreement dated January 29, 2021 by and among Borrowers, Guarantors party thereto, Lenders and Agent, and (iii) the Letter Agreement dated April 28, 2021 by and among Borrowers, Guarantors party thereto, Lenders and Agent, collectively, the “Existing Loan Documents”), pursuant to which Lenders have made loans and have provided other financial accommodations to Borrowers, including a term loan in the original principal amount of $37,361,000 (the “Existing Term Loan”), the current aggregate outstanding principal amount of which is, as of the Effective Date, $45,192,693.52, including Capitalized Interest (as defined in the Existing Loan Agreement) through the day immediately prior to the Effective Date(the “Existing Term Loan Amount”). No additional accrued interest is outstanding on the Existing Term Loan as of the Effective Date.

The Borrowers have requested that the Agent and the Lenders agree to amend and restate the Existing Loan Agreement in order to, among other things, continue the Existing Term Loan and the existing financing arrangements with Borrowers and to permit the incurrence of an additional term loan to be extended to the Borrowers in the aggregate principal amount of $10,000,000.01. The proceeds of the additional term loan shall be used as described in Section 5.11 hereunder. The Lenders are severally, and not jointly, willing to extend such credit to Borrowers and to amend and restate the Existing Loan Agreement, subject to the terms and conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree that the Existing Loan Agreement shall be (and hereby is) amended and restated as follows:

1. ACCOUNTING AND OTHER TERMS

(a) Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other capitalized terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

(b) For purposes of the Loan Documents, whenever a representation or warranty is made to a Loan Party’s knowledge or awareness, to the “best of” a Loan Party’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Loan Party.

(c) If any changes in accounting principles or practices from GAAP are occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a change in the method of accounting in the calculation of financial covenants, standards or terms (including all applicable covenants, representations and warranties) contained in this Agreement or any other Loan Document, the parties hereto agree to enter into negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating financial and other covenants, financial condition and performance will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Loan Parties shall continue to provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms (including all applicable covenants, representations and warranties) in the Loan Documents in accordance with GAAP as in effect immediately prior to such changes. Notwithstanding any other provision contained herein, to the extent that any change in GAAP after the Effective Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Effective Date being classified as a Capital Lease under as revised GAAP, such change in classification of leases from operating leases to Capital Leases shall be ignored for purposes of this Agreement.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. The Borrowers hereby unconditionally, jointly and severally, promise to pay Agent and the Lenders, the outstanding principal amount of the Term Loan and all other Obligations including all accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2 Term Loan.

(a) Availability.

(i) Additional Term Loan. Subject to the terms and conditions of this Agreement, each Additional Term Loan Lender severally (and not jointly) agrees to make an additional term loan to the Borrowers on the Additional Term Loan Funding Date in an aggregate principal amount not to exceed the Additional Term Loan Commitment (the “Additional Term Loan”; together with the Existing Term Loan, collectively, the “Term Loan”). The obligation of the Additional Term Loan Lenders to make the Additional Term Loan under this Agreement shall be several and not joint and several. After repayment or prepayment, the Term Loan may not be reborrowed.

(ii) Existing Term Loan. Notwithstanding anything to the contrary contained in this Section 2.2(a), the Loan Parties hereby acknowledge, confirm and agree that (A) the Existing Term Loan shall not be repaid on the Effective Date or the Additional Term Loan Funding Date, but rather shall be evidenced by this Agreement as a portion of the Term Loan outstanding under this Agreement and (B) for all purposes of this Agreement and the other Loan Documents, the sum of the Existing Term Loan immediately prior to the Effective Date and the Additional Term Loan made on the Additional Term Loan Funding Date shall constitute the Term Loan outstanding under this Agreement, subject to any additional increase pursuant to Section 2.2(d).

(b) Termination of Additional Term Loan Commitment. The Additional Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the date that is the earlier of (i) the Additional Term Loan Funding Date and (ii) sixty one (61) days following the Effective Date.

(c) [Reserved].

(d) Increased Term Loan Commitment.

(i) At any time prior to the Term Loan Maturity Date or, if applicable, the Minimum Revenue Trigger Date, Borrowers may, up to two (2) times, request (each such request, an “Increase Request”), an increase to the Total Term Loan Commitment Amount (the “Increased Term Loan Commitment”) in an aggregate principal amount not to exceed $20,000,000, subject to Agent’s prior written consent (which may be granted or withheld in Agent’s sole and absolute discretion) and upon such other terms and conditions as the parties may agree to in their sole discretion. Any such Increase Request shall be made in increments as agreed to by the parties, but shall not cumulatively exceed $20,000,000 in the aggregate, and shall set forth a mutually agreed date (each, an “Increase Effective Date”) on which such Increased Term Loan Commitment is requested to become effective.

(ii) Upon Agent’s acceptance of an Increase Request, Agent shall allocate such Increased Term Loan Commitment among the Lenders in Agent’s sole discretion.

(iii) The Increased Term Loan Commitment shall not become effective under this Section 2.2(d) unless all mutually agreed terms and conditions have been met or otherwise waived by the respective applicable party or parties.

(iv) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to the Term Loan shall be deemed, unless the context otherwise requires, to include each Increased Term Loan Commitment made pursuant to this Section 2.2(d).

(v) From and after each Increase Effective Date, the Increased Term Loan Commitment shall constitute the Term Loan Commitment and the Term Loan hereunder, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by this Agreement and the other Loan Documents. The Loan Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by this Agreement and the other Loan Documents continue to be perfected, to the extent required hereby or thereby, under the UCC or otherwise after giving effect to the establishment of any such Increased Term Loan Commitment.

(e) Repayment; Evidence of Debt.

(i) Payment of Principal and Interest at Maturity. All unpaid principal, accrued and unpaid interest, prepayment premiums (including any Applicable Prepayment Premium), expenses and other Obligations in respect of the Term Loan shall be due and payable in full on the Term Loan Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(ii) Prepayment Premium. Upon the occurrence of a Prepayment Premium Trigger Event, the Borrowers shall pay the Applicable Prepayment Premium, if any, in cash to Agent for the ratable account of the Lenders.

(iii) Repayment of Principal of Term Loan. The outstanding principal amount of the Term Loan shall be repayable in monthly installments (based on fully amortizing payments of principal and interest through the Term Loan Maturity Date) on the last day of each month commencing on the Amortization Start Date and continuing thereafter until the last day of the month immediately preceding the Term Loan Maturity Date and one final payment due and payable on the Term Loan Maturity Date shall be in an amount necessary to repay in full the unpaid principal amount of the Term Loan; provided that if such Amortization Start Date arises due to the Exchange Amortization Start Date, the Key Person Amortization Start Date, or the Minimum Revenue Target Date having occurred, such amortization period shall not exceed twelve (12) months. Notwithstanding the foregoing, the Borrowers shall have the right to repay the unpaid principal, accrued and unpaid interest, fees, prepayment premiums (including any Applicable Prepayment Premium), expenses and other Obligations in respect of the Term Loan in accordance with Section 2.2(g) hereof.

(iv) Promissory Note. Any Lender may request that the Term Loan made by it be evidences by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Agent that conforms with the terms of this Agreement. Thereafter, the Term Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.2) be represented by one or more promissory notes in such form payable to the payee named therein.

(f) Mandatory Prepayments.

(i) Upon Acceleration. If the Term Loan is accelerated following the occurrence and during the continuance of an Event of Default or otherwise, the Borrowers shall immediately pay to the Lenders an amount equal to the sum of (A) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made, plus (B) all outstanding principal with respect to the Term Loan, plus (C) the Applicable Prepayment Premium, if any, plus all other sums, if any, that shall have become due and payable hereunder in connection with the Term Loan.

(ii) Dispositions. Within two (2) Business Days following any Disposition (other than as permitted by clauses (a) through (n) of Section 7.1, but, for purposes of clause (g) of Section 7.1, such Dispositions shall be governed by clause (viii) below) by any Loan Party or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Term Loan in accordance with the terms hereof in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition, except as otherwise agreed by the Agent.

(iii) Incurrence of Debt. Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding principal amount of the Term Loan in accordance with the terms hereof in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(iv) Extraordinary Receipts. Within two (2) Business Days following the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal amount of the Term Loan in accordance with the terms hereof in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, except as otherwise agreed by the Agent.

(v) Equity Interest. Upon the issuance or sale of any Equity Interests by or in any Loan Party or any of its Subsidiaries (other than (x) sale or issuances of Equity Interests by HoldCo or SPAC (including the Warrants and any transfer or exercise thereof), (y) issuances of Equity Interests by any Loan Party to any Loan Party, (z) or issuances in connection with a SPAC Transaction (including, with respect to SPAC or Publico any PIPE in connection therewith or transfers or exercises of the Warrants), the Borrowers shall prepay the outstanding amount of the Term Loan in accordance with the terms hereof in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, except as otherwise agreed by the Agent.

(vi) [Reserved.]

(vii) IPO. Except (i) in connection with a SPAC Transaction and (ii) any time after the consummation thereof, upon the consummation of an initial public offering of the Equity Interests of KIN (or a direct or indirect ultimate parent holding company thereof) or any of its Subsidiaries, the Borrowers shall immediately pay to the Lenders an amount equal to the sum of (A) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made, plus (B) all outstanding principal with respect to the Term Loan, plus (C) the Applicable Prepayment Premium, if any, plus (D) all other sums, if any, that shall have become due and payable hereunder in connection with the Term Loan.

(viii) Surplus Note.

(A) Within two (2) Business Days following the receipt by any Loan Party or any of its Subsidiaries of any proceeds in respect of any payment on the Surplus Note, whether principal, interest or otherwise, the Borrowers shall prepay the outstanding principal amount of the Term Loan in accordance with the terms hereof in an amount equal to 100% of the net cash proceeds received in connection therewith.

(B) Within two (2) Business Days following the Disposition of the Surplus Note, the Borrowers shall prepay all of the outstanding Obligations in cash in full.

(C) [Reserved].

(ix) Special Purpose Acquisition Company. Notwithstanding anything contained in this Section 2.2(f) or otherwise in this Agreement or any other Loan Document, no prepayment of the Term Loan shall be required where any prepayment event arising under this Section 2.2(f) is in connection with (i) a SPAC Transaction or any PIPE in connection therewith or (ii) any transfer or exercise of the Warrants.

(x) Application of Prepayments; Interest and Fees. Each mandatory prepayment of the Term Loan pursuant to this Section 2.2(f), shall be applied against the remaining installments due on the principal of the Term Loan in the inverse order of maturity.

(g) Optional Prepayment. The Borrowers shall have the option to prepay all, but not less than all, of the Term Loan, provided the Borrowers (i) deliver written notice to Agent of its election to prepay the Term Loan at least five (5) days prior to such prepayment (in the absence of a Default or Event of Default, in which case no notice need be given), (ii) pay, on the date of such prepayment (A) all accrued and unpaid interest with respect to the amount prepaid through the date the prepayment is made, plus (B) the Applicable Prepayment Premium, if any, plus (C) all other sums in connection with the Obligations or that otherwise shall have become due and payable hereunder in connection with the amount prepaid.

(h) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.2, payments with respect to this Section 2.2 are in addition to payments made or required to be made under any other Section of this Agreement.

2.3 Payment of Interest on the Term Loan.

(a) Interest Rate. Subject to Section 2.3(b), the outstanding principal amount of the Term Loan shall accrue interest at a per annum rate equal to eight and three-quarters of one percent (8.75%), which interest shall be payable quarterly, in arrears, commencing on September 1, 2021 and payable on the first day of each calendar quarter thereafter, and calculated in accordance with Section 2.2(e).

(b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, at Agent’s election in a written notice delivered to the Loan Parties, the interest rate applicable to the Term Loan shall be increased by three percentage points (3.00%) per annum above the rate of interest otherwise applicable hereunder (the “Default Rate”) and all other outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the date of such Event of Default until such Event of Default is cured or waived and shall be payable upon demand. Payment or acceptance of the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or the Lenders.

(c) Usury. It is the intention of the parties hereto that Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: the aggregate of all consideration which constitutes interest under law applicable to Agent or any Lender that is contracted for, taken, reserved, charged or received by Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Agent or such Lender, as applicable, to the Borrowers). If at any time and from time to time (x) the amount of interest payable to Agent or any Lender on any date shall be computed at the highest lawful rate applicable to such Agent or such Lender pursuant to this Section 2.3(c) and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to Agent or such Lender would be less than the amount of interest payable to Agent or such Lender computed at the highest lawful rate applicable to Agent or such Lender, then the amount of interest payable to Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the highest lawful rate applicable to Agent or such Lender until the total amount of interest payable to Agent or such Lender shall equal the total amount of interest which would have been payable to Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 2.3(c).

(d) Interest Computation. Interest shall be computed on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, for the actual number of days elapsed. With respect to all payments hereunder, including with respect to computing interest, all payments received after 3:00 p.m., New York City time, on any day shall be deemed received at the opening of business onthe next Business Day. In computing interest, any Funding Date shall be included and the date of payment shall be excluded.

2.4 Fees. The Borrowers shall:

(a) Applicable Prepayment Premium. Pay to Agent, for the accounts of the Lenders, the Applicable Prepayment Premium (if any) when due pursuant to the terms of Section 2.2(e)(ii) hereunder, which shall be fully earned on any Funding Date and payable on the date of a Prepayment Premium Trigger Event.

(b) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Agent, the Borrowers shall not be entitled to any credit, rebate, or repayment of any fees earned by any Secured Party pursuant to this Agreement or any other Loan Document notwithstanding any termination of this Agreement or the suspension or termination of the Lenders’ obligation to make loans hereunder. For the avoidance of doubt, the parties hereto agree that the provisions of this Section

2.4 shall survive termination of this Agreement.

2.5 Payments; Application of Payments.

(a) All payments to be made by the Borrowers under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 noon New York City time on the date when due to Agent, for the ratable benefit of the Lenders, to such account as designated in a written notice delivered by Agent to the Borrowers. Payments of principal and/or interest received after 12:00 noon New York City time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Unless otherwise specified in this Agreement, Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. The Borrowers shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by the Borrowers to Agent or otherwise received by any Secured Party under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.6 Withholding.

(a) Payments received by Agent from the Borrowers under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto), except as otherwise required by applicable law. If at any time any Governmental Authority, applicable law, regulation or international agreement requires the Borrowers to make any withholding or deduction for Indemnified Taxes from any such payment or other sum payable hereunder to Agent, the Borrowers hereby covenant and agree that the amount due from the Borrowers with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction for Indemnified Taxes, Agent receives a net sum equal to the sum which it would have received had no withholding or deduction for Indemnified Taxes been required, and the Borrowers shall pay the full amount withheld or deducted to the relevant Governmental Authority. The Borrowers will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that the Borrowers have made such withholding payment; provided, however, that the Borrowers need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by the Borrowers.

(b) (i) A Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.6(b)(ii), (iii), (iv) or (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii) Without limiting the generality of the foregoing, the Lender shall deliver to the Borrowers on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax or applicable Form W-8 (together with all required certificates and other documentation), in form and substance satisfactory to the Borrowers, documenting all applicable exemptions from or reductions in

U.S. federal withholding Tax.

(iii) The Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(iv) If a payment made to the Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), the Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(c) The agreements and obligations of the Borrowers and Lenders contained in this Section 2.6 shall survive the termination of this Agreement.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to the Effectiveness of this Agreement. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied or waived in a manner satisfactory to Agent:

(a) The following statements shall be true and correct: (i) the representations and warranties in this Agreement and in each other Loan Document, certificate or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true, correct and complete in all material respects on and as of the Effective Date (except that such materiality qualifier shall not apply to representations and warranties that already are qualified or modified by materiality thereof, which representations and warranties shall be true, correct and complete on and as of the Effective Date); provided, that those representations and warranties expressly referring to a specific date shall be true, correct and complete in all material respects on and as of such date (except that such materiality qualifier shall not apply to representations and warranties that already are qualified or modified by materiality thereof, which representations and warranties shall be true, correct and complete on and as of such date), and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms or the consummation of the transactions hereunder;

(b) The Loan Parties shall have duly executed and delivered original or electronic signatures to this Agreement and each of the other Loan Documents, each in form and substance satisfactory to Agent;

(c) [Reserved];

(d) The chief executive officer, chief financial officer or secretary of each Loan Party shall have delivered a certificate certifying that attached thereto are (i) resolutions and incumbency certifications of such Loan Party in form and substance satisfactory to Agent with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, (ii) a copy of the by-laws, operating agreement and/or partnership agreement, together with all amendments thereto of such Loan Party, (iii) a true and complete copy of the certificate of incorporation, certificate of formation and/or certificate of partnership of such Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of the Loan Party as is set forth herein and the organizational number of the Loan Party, if an organized number is issued in such jurisdiction, (iv) a certificate of status or good standing with respect to such Loan Party, dated within 30 days of the Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, (v) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (vi) such other documents and certifications Agent may reasonably require to evidence that the Loan Parties are duly organized and formed, and qualified to conduct their business;

(e) Agent shall have received customary opinions of Kelley Drye & Warren LLP, counsel to the Loan Parties, in form and substance satisfactory to Agent;

(f) Agent shall have received certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, on and as of the Effective Date, will be terminated or released;

(g) [Reserved];

(h) [Reserved];

(i) The Borrowers shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable hereunder, including, but not limited to, the Secured Party Expenses; provided that as of the Effective Date, the aggregate Secured Party Expenses shall not exceed the amounts previously agreed upon in writing by the parties;

(j) All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the consummation of the transactions hereunder or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect;

(k) The Secured Parties shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Secured Parties, in their sole and absolute discretion;

(l) Agent shall have determined in its reasonable discretion that there has not been any Material Adverse Change;

(m) The consummation of the transactions hereunder shall not contravene any law, rule or regulation applicable to any Secured Party;

(n) [Reserved];

(o) The Loan Parties shall deliver Control Agreements to Agent with respect to all of the Loan Parties’ Collateral Accounts (other than Excluded Accounts) to the extent required by this Agreement and not previously delivered, duly executed by each of the parties thereto, each in form and substance reasonably satisfactory to Agent; and

(p) The Loan Parties shall execute and deliver to Agent such other customary documents (in form and substance satisfactory to Agent), and complete such other customary matters, all as Agent may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to the making of the Additional Term Loan or any Increase Request. The obligation of each Lender to fund its share of the Additional Term Loan (or any Increase Request, unless otherwise noted) is subject to the following conditions precedent being satisfied or waived in a manner reasonably satisfactory to Agent (the Business Day on which satisfaction or waiver of all such conditions has occurred, each, a “Funding Date” and with respect the Additional Term Loan, the “Additional Term Loan Funding Date”):

(a) The following statements shall be true and correct: (i) the representations and warranties in this Agreement and in each other Loan Document, certificate or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Funding Date are true, correct and complete in all material respects on and as of the Funding Date (except that such materiality qualifier shall not apply to representation and warranties that already are qualified or modified by materiality thereof, which representations and warranties shall be true, correct and complete on and as of the Funding Date), provided, that those representations and warranties expressly referring to a specific date shall be true, correct and complete in all material respects as of such date (except that such materiality qualifier shall not apply to representations and warranties that already are qualified or modified by materiality thereof, which representations and warranties shall be true, correct and complete on and as of such date), and (ii) no Default or Event of Default shall have occurred and be continuing on the Funding Date or would result from the making of the Additional Term Loan or from the application of the proceeds therefrom;

(b) The Borrowers shall have duly executed and delivered a Notice of Borrowing in accordance with Section 3.5;

(c) Solely with respect to the Additional Term Loan, the Surplus Note shall be approved by the FLOIR (which Agent and Lenders agree has occurred prior to the Effective Date).

(d) Solely with respect to the Additional Term Loan, KIN shall have duly executed and delivered the New Warrant;

(e) Solely with respect to the Additional Term Loan, the payment in full of the amounts determined by and between the Loan Parties and the Agent;

(f) The following statements shall be true and correct: the Exchange is (i) a duly qualified, licensed and authorized reciprocal insurer existing and regulated under Chapter 629 of the Florida Insurance Code, (ii) in receipt of all Insurance Licenses, consents and approvals necessary to operate its business in the ordinary course, including a certificate of authority from all Applicable Insurance Regulatory Authorities, and (iii) in compliance with all applicable laws and the rules and regulations of all Applicable Insurance Regulatory Authorities; and

(g) No Material Adverse Change shall have occurred or be continuing immediately prior to the occurrence of the Funding Date.

3.3 [Reserved.]

3.4 Covenant to Deliver. Each Loan Party agrees to deliver to Agent each item required to be delivered to Agent under Section 3.1 as a condition precedent to the effectiveness of this Agreement and under Section 3.1 and 3.2 as a condition precedent to the making of the Additional Term Loan. Each Loan Party expressly agrees that the making of the Additional Term Loan prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrowers’ obligation to deliver such item, and the making of the Additional Term Loan in the absence of a required item shall be in Agent’s sole discretion.

3.5 Borrowing Procedures. Subject to the prior satisfaction of all other applicable conditions to the making of the Additional Term Loan set forth in this Agreement, to obtain the Additional Term Loan (unless waived by the Lender) the Borrowers shall deliver to Agent by electronic mail or facsimile a notice of borrowing in the form attached as Exhibit B hereto (a “Notice of Borrowing”) executed by a Responsible Officer of HoldCo or his or her designee at least three (3) Business Days prior to the date of the making of the Additional Term Loan (or such shorter period as Agent is willing to accommodate). A Notice of Borrowing shall specify (a) the amount of the Additional Term Loan, (b) the proposed date of the borrowing of the Additional Term Loan, which must be a Business Day, and (c) such other information as may be reasonably required by Agent or any Lender. Upon receipt of a Notice of Borrowing, subject to the satisfaction of the conditions set forth in this Agreement, the Lenders shall simultaneously and proportionately in their Pro Rata Share of the Additional Term Loan Commitment, make the proceeds of the Additional Term Loan available to the Borrowers on the applicable date of funding of the Additional Term Loan by transferring immediately available funds equal to such proceeds to an account specified by the Borrowers.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Loan Party hereby confirms, ratifies, and reaffirms its grant of a continuing security interest to Agent for the benefit of the Secured Parties, and its pledge to Agent, in each case, pursuant to the Existing Loan Agreement and the other Existing Loan Documents, to secure the payment and performance in full of all of the Obligations (whether now existing or hereafter incurred), in all of each Loan Party’s right, title and interest in and to the following personal property and fixtures of such Loan Party, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible, including, without limitation, the following (all being collectively referred to herein as the “Collateral”): (i) all Accounts; (ii) all Chattel Paper (whether tangible or electronic); (iii) all Commercial Tort Claims; (iv) all Deposit Accounts, all Collateral Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of Agent or any Lender or any affiliate, representative, agent or correspondent of Agent or any Lender; (v) all Documents; (vi) all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses); (vii) all Goods, including, without limitation, all Equipment, Fixtures and Inventory; all Instruments (including, without limitation, the Surplus Note and other Promissory Notes); all Investment Property; (x) all Letter-of-Credit Rights; (xi) all Pledged Interests; (xii) all Supporting Obligations; (xiii) all other tangible and intangible personal property of such Loan Party (whether or not subject to the Code), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Loan Party described in the preceding clauses of this Section 4.1 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Loan Party in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards, software, data and computer programs in the possession or under the control of such Loan Party or any other Person from time to time acting for such Loan Party that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 4.1 hereof or are otherwise necessary or helpful in the collection or realization thereof; and (xiv) all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral; in each case howsoever such Loan Party’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise). Notwithstanding the foregoing, “Collateral” expressly excludes, and the security interest granted under this Section 4.1 does not attach to, Excluded Property.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than Unasserted Contingent Indemnification Claims) are repaid in full in cash, and upon payment in full in cash of the Obligations (other than Unasserted Contingent Indemnification Claims), Agent shall, at the sole cost and expense of Loan Parties, deliver documents reasonably requested by the Loan Parties to evidence the release of its Liens in the Collateral and all rights therein shall revert to the applicable Loan Parties.

4.2 Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein and in the Existing Loan Agreement is and shall at all times required by the Loan Documents continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens) in favor of Agent, with the same force, effect and priority in effect both immediately prior to and after entering into this Agreement.

4.3 Authorization to File Financing Statements. The Loan Parties hereby authorize Agent to file financing or continuation statements and amendments thereto, without notice to the Loan Parties, with all appropriate jurisdictions to perfect or protect Agent’s interest or rights hereunder. The Loan Parties hereby authorize Agent to file such financing statements with a description of collateral that describes the Collateral in any manner as Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including describing such Collateral as “all assets” or “all property”.

4.4 Voting. So long as no Event of Default shall have occurred and be continuing, the Loan Parties shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Interests or any part thereof to the extent not inconsistent with the terms of this Agreement or any other Loan Document. Upon the occurrence and during the continuation of an Event of Default: (i) all rights of the Loan Parties to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and, upon the delivery by the Agent to the Borrowers of a written notice of its exercise of its rights under this Section 4.4, all such rights shall thereupon become vested in Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, and (ii) in order to permit Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, the Loan Parties shall promptly execute and deliver (or cause to be executed and delivered) to Agent all proxies, dividend payment orders and other instruments as Agent may from time to time reasonably request.

4.5 Powers of Agent; Limitation of Liability. The powers conferred on Agent under this Section 4 are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except with respect to the exercise of reasonable care in the custody of any Collateral in its possession, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property. Agent shall not be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, and Agent shall not have an obligation to sell or otherwise dispose of any Collateral upon the request of a Loan Party or otherwise.

4.6 Certain Covenants as to the Collateral.

(a) Pledged Interests. The Loan Parties shall (i) after the occurrence and during the continuance of an Event of Default and upon request of Agent, at the Loan Parties joint and several expense, promptly deliver to Agent a copy of each notice or other communication received by a Loan Party in respect of the Pledged Interests; (ii) not make or consent to any amendment or other modification or waiver with respect to any Pledged Interests that is materially adverse to the interests of Agent and Lenders under the Loan Documents or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests other than pursuant to applicable law or to the extent expressly permitted by the Loan Documents; and (iii) not permit (unless otherwise permitted hereunder or contemplated by the terms of the Warrants) the issuance of (A) any additional shares of any class of Equity Interests of any Pledged Issuer, (B) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of Equity Interests of any Pledged Issuer or (C) any warrants, options, contracts or other commitments entitling any Person (other than Agent or its designees or assignees of any of the Warrants) to purchase or otherwise acquire any such shares of Equity Interests; provided, that in the case of this clause (iii), all such Equity Interests or other instruments shall be pledged by the Loan Parties to Agent, for the benefit of the Lenders, to secure the Obligations and shall constitute “Collateral” pursuant to the terms of this Agreement and the other Loan Documents unless approved by Agent in its sole discretion.

(b) Delivery of Pledged Interests. The Loan Parties agree promptly to deliver or cause to be delivered to Agent any and all promissory notes issued in favor of a Loan Party with an individual original principal amount in excess of $500,000 (but no more than $1,000,000 in aggregate principal amount of such promissory notes may be excluded from delivery on the basis of the preceding threshold (other than the Surplus Note which shall not be subject to such thresholds)), stock certificates or other certificated securities now or hereafter included in the Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Interests. Upon delivery to Agent, (i) any Pledged Interests required to be delivered pursuant hereto shall be accompanied by stock powers or note powers (or allonges), as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to Agent and by such other instruments and documents as Agent may reasonably request and (ii) all other property composing part of the Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Collateral by proper instruments of assignment duly executed by Agent and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as Agent may reasonably request.

(c) Partnership and Limited Liability Company Interest. No Loan Party that is a partnership or a limited liability company shall, nor shall any Loan Party with any Subsidiary that is a partnership or a limited liability company, permit such partnership interests or membership interests to (i) be dealt in or traded on securities exchanges or in securities markets, (ii) become a security for purposes of Article 8 of any relevant Uniform Commercial Code, (iii) become an investment company security within the meaning of Section 8-103 of any relevant Uniform Commercial Code or (iv) be evidenced by a certificate. Each Loan Party agrees that such partnership interests or membership interests shall constitute General Intangibles.

(d) [Reserved].

(e) Further Assurances. Each Loan Party will take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as Agent may reasonably require from time to time in order (i) to perfect and protect, or maintain the perfection of, the security interest and Lien purported to be created hereby; (ii) to enable Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise to effect the purposes of this Agreement, including, without limitation: (A) at the request of Agent, marking conspicuously all chattel paper, instruments, licenses and all of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to Agent, indicating that such chattel paper, instruments, licenses or records is subject to the security interest created hereby, (B) if any Account shall be evidenced by a promissory note or other instrument or chattel paper, to the extent required pursuant to Section 4.6(b), delivering and pledging to Agent such promissory note, other instrument or chattel paper, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to Agent, (C) executing and filing (to the extent, if any, that such Loan Party’s signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, (D) with respect to Intellectual Property hereafter existing and not covered by an appropriate security interest grant, the executing and recording in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, appropriate instruments granting a security interest, as may be necessary or desirable or that Agent may request in order to perfect and preserve the security interest purported to be created hereby, (E) delivering to Agent irrevocable proxies and registration pages in respect of the Pledged Interests, (F) furnishing to Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent may reasonably request, all in reasonable detail, (G) if at any time after the date hereof, any Loan Party acquires or holds any Commercial Tort Claim, notifying Agent within thirty (30) days after such Commercial Tort Claim is acquired or becomes held (or such longer period as the Agent may agree in its reasonable discretion), in a writing signed by such Loan Party setting forth a brief description of such Commercial Tort Claim and granting to Agent a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance satisfactory to Agent, (H) upon the acquisition after the date hereof by any Loan Party of any titled collateral (other than Equipment that is subject to a purchase money security interest that constitutes a Permitted Lien hereunder), promptly notifying Agent of such acquisition, setting forth a description of the titled collateral acquired and a good faith estimate of the current value of such titled collateral, and if so requested by Agent, promptly causing Agent to be listed as the lienholder on such certificate of title or certificate of ownership and delivering evidence of the same to Agent, and (I) taking all actions required by law in any relevant Uniform Commercial Code jurisdiction.

4.7 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Loan Parties agree to deliver each item of tangible Collateral to Agent on demand, and it is agreed that Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Collateral consisting of intellectual property, on demand, to cause its security interest to become an assignment, transfer and conveyance of any of or all such Collateral by any Loan Party to Agent or to license or sublicense any such Collateral throughout the world on such terms and conditions and in such manner as Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which the Loan Parties hereby agree to use), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to any Loan Party to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law, (c) to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or auction or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as Agent shall deem appropriate and (d) as an alternative to exercising the power of sale herein conferred upon it in clause (c) above, Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Upon consummation of any such sale of Collateral pursuant to and in accordance with this Section 4.7, Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Loan Party, and each Loan Party hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that any Loan Party now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Notwithstanding the foregoing or anything in any Loan Document to the contrary, any exercise of rights or remedies by the Agent shall be subject to applicable law, including (if applicable) the express, written approval of any Applicable Insurance Regulatory Authority.

4.8 Sale Process. Agent shall give the Loan Parties ten (10) Business Days’ written notice (which the Loan Parties agree is reasonable notice within the meaning of Section 9-611 of the Code or its equivalent in other jurisdictions) of Agent’s intention to make any sale of Collateral pursuant to Section 4.7. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as Agent may (in its sole and absolute discretion) determine. Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. Agent may, without notice or publication, adjourn any public or private auction pursuant to Section 4.7 or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral pursuant to Section 4.7 made on credit or for future delivery, the Collateral so sold may be retained by Agent until the sale price is paid by the purchaser or purchasers thereof, but Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to Section 4.7, Agent may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Loan Party (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and Agent may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Loan Party therefor. For purposes of this Section 4.8, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; Agent shall be free to carry out such sale pursuant to such agreement and no Loan Party shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after Agent shall have entered into such an agreement all Events of Default shall have been remedied and all Obligations (other than Unasserted Contingent Indemnification Claims) are paid in full. Any sale pursuant to the provisions of Section 4.7 or 4.8 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the Code or its equivalent in other jurisdictions. Notwithstanding the foregoing, Agent and Lenders hereby acknowledge that any actions taken under this Section 4.8 shall be subject in all respects to the express approval of any Applicable Insurance Regulatory Authority required pursuant to any applicable Requirements of Law.

5. REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Agent and Lenders as follows as of the Effective Date and as of any Funding Date:

5.1 Due Organization; Power and Authority. Each Loan Party is (a) duly existing and in good standing as a Registered Organization in its jurisdiction of formation and (b) qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

5.2 Authorization; No Conflicts; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not

(a) conflict with any of such Loan Party’s Operating Documents, (b) contravene, conflict with, constitute a default under or violate any Requirements of Law, (c) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which a Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (d) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect (or are being obtained pursuant to Section 6.1(c))) or (e) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any agreement by which a Loan Party is bound, except, in each case referred to in clauses (b) through (e), as would not reasonably be expected to have a Material Adverse Change. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3 Collateral.

(a) Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. No Loan Party has any Collateral Accounts at or with any bank or financial institution except for the Collateral Accounts described in Schedule 5.3(a) and which the Loan Parties have taken such actions as are necessary to give Agent a perfected security interest therein, pursuant to the terms of Section 6.5.

(b) No tangible Collateral is in the possession of any third party bailee (such as a warehouse) except as otherwise provided in Schedule 5.3(b). No material portion of the tangible components of the Collateral shall be maintained at locations other than as provided in Schedule 5.3(b) or as permitted pursuant to Section 7.2.

(c) Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own except for (i) non-exclusive Licenses granted to its customers in the ordinary course of business, (ii) over-the-counter software that is commercially available to the public, and (iii) material Intellectual Property licensed to a Loan Party and noted on Schedule 5.3(c). To the extent issued, each Patent which it owns or purports to own and which is material to the Loan Parties’ business is valid and enforceable to the extent of its validly issued claims, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to such Loan Party’s business has been judged invalid or unenforceable, in whole or in part. To the best of each Loan Party’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Change.

(d) Except as noted on Schedule 5.3(d), no Loan Party is party to, nor is it bound by, any Restricted License.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer of HoldCo, threatened in writing by or against a Loan Party or any of its Subsidiaries involving more than, individually or in the aggregate, $1,000,000.

5.5 Financial Statements; Financial Condition. The most recent consolidated financial statements for the Loan Parties and any of its Subsidiaries delivered to Agent fairly present in all material respects the Loan Parties’ consolidated financial condition and the Loan Parties’ consolidated results of operations as of the date or dates specified therein. Since December 31, 2020 no event or development has occurred that has caused or could reasonably be expected to cause a Material Adverse Change.

5.6 Solvency. The Loan Parties, on a consolidated basis, are Solvent.

5.7 Regulatory Compliance. No Loan Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Loan Party (a) is in compliance in all material respects with all Requirements of Law, and (b) is not in violation of any Requirements of Law the violation of which could reasonably be expected to have a Material Adverse Change. None of the Loan Parties’ or any of its Subsidiaries’ properties or assets are used by a Loan Party or any Subsidiary or, to the best of such Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance in all material respects with all Requirements of Law. Each Loan Party and each of its Subsidiaries have all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Change.

5.8 Capitalization; Subsidiaries; Investments. No Loan Party owns any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments. All of the issued and outstanding shares of Equity Interests of HoldCo and each of its Subsidiaries are validly issued and are fully paid and nonassessable (to the extent such concept is applicable). All Equity Interests of the Loan Parties (other than HoldCo) are owned by a Loan Party free and clear of all Liens (other than Permitted Liens).

5.9 Tax Returns and Payments; Pension Contributions. The Loan Parties are timely (subject to all applicable extensions) with all of their required federal tax returns and material foreign, state and local tax returns, and each Loan Party has timely paid all foreign, federal, state and local taxes and other similar assessments owed by such Loan Party except to the extent such taxes and assessments are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

5.10 Tax Claims. No Loan Party is aware of any claims or adjustments proposed for any of the Loan Parties’ prior tax years which could result in additional taxes exceeding $100,000 becoming due and payable by the Loan Parties. Each Loan Party has paid all amounts necessary to fund all such Loan Party’s present pension, profit sharing and deferred compensation plans in accordance with their terms except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Change, and the Loan Parties’ have not withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any Material Adverse Change, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.11 Use of Proceeds. The Borrowers shall use the proceeds of the Term Loan solely to: (i) pay fees and expenses related to this Agreement and the other Loan Documents, (ii) [reserved], (iii) pay off the existing Subordinated Debt in favor of Biscay GSTF III, LLC a Delaware limited liability company and (iv) fund general working capital of the Loan Parties; provided that up to $10,000,000 of the proceeds of the Term Loan may be used for general corporate purposes of the Loan Parties.

5.12 Full Disclosure. No written representation, warranty or other statement of a Loan Party in any certificate or written statement given to Agent, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the Loan Documents not materially misleading as of the date made (it being recognized by Agent that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13 Employee and Labor Matters. (i) Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law in all material respects pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, (ii) no Loan Party or any Subsidiary is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any Loan Party of Subsidiary, (iii) there is no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened in writing against any Loan Party or any Subsidiary before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party or any Subsidiary which arises out of or under any collective bargaining agreement, in each case to the extent the same could reasonably be expected to have a Material Adverse Change, (iv) there is no strike, work stoppage, slowdown, lockout, or other labor dispute pending or threatened against any Loan Party or any Subsidiary in each case to the extent the same could reasonably be expected to have a Material Adverse Change, and (v) to the best knowledge of each Loan Party, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. No Loan Party or Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar law, which remains unpaid or unsatisfied. All payments due from any Loan Party or Subsidiary on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary.

5.14 Insurance Licenses. The Loan Parties have all Insurance Licenses necessary to conduct its business as currently conducted. To the best of each Loan Party’s knowledge, (a) no Insurance License of any Loan Party is the subject of a proceeding for suspension or revocation or any similar proceedings, (b) there is no sustainable basis for such a suspension or revocation, and (c) no such suspension or revocation is threatened by any Applicable Insurance Regulatory Authority.

5.15 Insurance. Each Loan Party maintains all insurance required by Section 6.4 hereunder.

5.16 Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party, any Subsidiary thereof, any of their respective directors, officers, or employees, shareholders or owners, nor, to the knowledge of any Loan Party, any of their respective agents or Affiliates, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has assets located in a Sanctioned Country, (iii) conducts any business with or for the benefit of any Sanctioned Person, (iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) is a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or (vi) is a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. Each Loan Party and each of its Subsidiaries is in compliance with all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. Each Loan Party and each Affiliate, officer, employee or director acting on behalf of any Loan Party is (and is taking no action that would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other internationally respected national autonomous sanctions, embargos and trade restrictions and (C) all applicable provisions of the USA Patriot Act. In addition, no Loan Party or any Subsidiary is engaged in any kind of activities or business of or with any Person or in any country or territory that is subject to any sanctions administered by OFAC, the United Kingdom, the European Union, Germany, Canada, Australia or the United Nations.

5.17 Anti-Bribery and Corruption. Neither any Loan Party nor, to the best knowledge of any Loan Party, any director, officer, employee, or any other Person acting on behalf of any Loan Party, has offered, promised, paid, given or authorized the payment or giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including without limitation, any employee, official or other Person acting on behalf of any Governmental Authority, or otherwise engaged in any activity that may violate any Anti-Corruption Law. Neither any Loan Party nor, to the best knowledge of any Loan Party, any director, officer, employee, or any other Person acting on behalf of any Loan Party, has engaged in any activity that would breach any Anti- Corruption Laws. To the best of each Loan Party’s knowledge and belief, there is no pending or, to the best knowledge of any Loan Party, threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any of its directors, officers, employees or other Person acting on its behalf that relates to a potential violation of any Anti- Corruption Laws, Anti-Money Laundering Laws or Sanctions. The Loan Parties will not directly or indirectly use, lend or contribute the proceeds of the Term Loan for any purpose that would breach the Anti-Corruption Laws.

5.18 SPAC. As of the Effective Date, Borrowers have furnished Agent a true, correct and complete copy of the SPAC Letter of Intent and any amendments or modifications thereto, and such SPAC Letter of Intent has not been further modified, rescinded or amended and is in full force and effect.

6. AFFIRMATIVE COVENANTS

On and after the Effective Date and so long as any Obligation (whether or not due) shall remain unpaid (other than Unasserted Contingent Indemnification Claims), each Loan Party shall do, and shall cause its Subsidiaries to do, all of the following, unless Agent shall otherwise consent in writing:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation.

(b) Maintain its and all its Subsidiaries’ legal existence and good standing in each jurisdiction in which the failure to do so would reasonably be expected to have a Material Adverse Change. Each Loan Party shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations of Governmental Authorities to which it is subject, including to the extent that such Loan Party is operating as an insurance agency and program administrator in the insurance business all applicable regulations of Governmental Authorities having jurisdiction over activities of such Loan Party, in each case where the failure to do so would be reasonably expected to have a Material Adverse Change.

(c) Obtain all of the Governmental Approvals necessary for the performance by each Loan Party of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent in the Collateral. Each Loan Party shall promptly provide copies of any such obtained Governmental Approvals to Agent upon its reasonable request.

6.2 Financial Statements, Reports, Certificates. Provide Agent and the Lenders with the following:

(a) [Reserved];

(b) Monthly Revenue Statements. As soon as available, but no later than thirty (30) days after the last day of each month starting with the last day of July 2021 (other than the last month of a fiscal quarter), a summary of Total Revenue of Holdco and its Subsidiaries for such month (the "Monthly Revenue Statements");

(c) Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the end of each of the first three fiscal quarters each Fiscal Year (or, after the consummation of a SPAC Transaction, such later date on which Holdco is permitted (after giving effect to any extensions granted by the SEC) to make any public filing of such information), consolidated balance sheets of HoldCo and consolidated income statements covering HoldCo’s consolidated operations for HoldCo’s and each of its Subsidiary’s operations (on a consolidated basis), each for such fiscal quarter and certified by a Responsible Officer of HoldCo (the “Quarterly Financial Statements”), together with the Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, of HoldCo certifying that as of the end of such fiscal quarter, the Loan Parties were in full compliance with all terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants and other financial calculations set forth in this Agreement (including Section 6.17) and such other information as Agent may reasonably request; provided that if a SPAC Transaction is consummated other than on the last day of a fiscal quarter, the Loan Parties shall provide such Quarterly Financial Statements solely with respect to KIN (as opposed to PublicCo) and its Subsidiaries for such fiscal quarter; provided further, that following the consummation of a SPAC Transaction, if required by the independent certified public accounting firm performing the review of the Quarterly Financial Statements, the consolidated financial statements may include the Exchange.

(d) [Reserved];

(e) Quarterly Insurance Statements. If required by any Applicable Insurance Regulatory Authority or other Governmental Authority in any jurisdiction in which the Loan Parties and its Subsidiaries conduct business, within forty-five (45) days after the last day of each fiscal quarter or, if later, fifteen (15) days after the date required to be submitted, of all quarterly insurance statements submitted to each such Applicable Insurance Regulatory Authority such other Governmental Authority;

(f) Annual Audited Financial Statements. As soon as available, but no later than 120 days after the last day of each Fiscal Year (provided that such period shall be 150 days for the Fiscal Year ending December 31, 2020) (or, after the consummation of a SPAC Transaction, such later date on which Holdco is permitted (after giving effect to any extensions granted by the SEC) to make any public filing of such information), audited consolidated financial statements prepared under GAAP, consistently applied, of HoldCo and its Subsidiaries (and, if required by the independent certified public accounting firm performing the audit, the Exchange), on a consolidated basis, together with an unqualified (other than any qualification solely with respect to, or resulting from a maturity date of the Term Loan occurring within one year from the time such opinion is delivered or anticipated (but not actual) financial covenant non-compliance related to Permitted Indebtedness) opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent;

(g) Annual Operating Budget and Financial Projections. Prior to consummation of a SPAC Transaction, as soon as available, but no later than ninety (90) days after the last day of each Fiscal Year, annual projections (including income statements, balance sheets and cash flow statements, by fiscal quarter) for the upcoming Fiscal Year on a consolidated basis as to (i) KIN and its Subsidiaries, and (ii) the Exchange, together with any related business forecasts of the applicable Loan Parties used in the preparation of such annual projections;

(h) Annual Insurance Statements. If required by Applicable Insurance Regulatory Authority or other applicable Governmental Authority in which the Loan Parties and its Subsidiaries conduct business, within ninety (90) days after the last day of each calendar year, copies of all annual statements submitted to each such Applicable Insurance Regulatory Authority or other such Governmental Authority as of such date;

(i) Final Report or Examination. Within fifteen (15) days after being delivered to any Loan Party, copies of any final report or examination issued by the Applicable Insurance Regulatory Authority or the NAIC that results in material adjustments to the financial statements referred to in Sections 6.2(f) and 6.2(g) herein;

(j) Notice of Suspension, Termination or Revocation. (i) Prompt notification to Agent of a Loan Party’s receipt of notice from any Governmental Authority notifying such Loan Party or any of its Subsidiaries of a hearing relating to a suspension, termination or revocation of any Insurance License, including any request by a Governmental Authority which commits a Loan Party or any of its Subsidiaries to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of such Loan Party or any such Subsidiary to conduct its business, and (ii) within five (5) days after such notice to the Loan Parties or its Subsidiaries, notice of actual suspension, termination or revocation of any Insurance License by any Governmental Authority;

(k) [Reserved];

(l) Other Statements. Prior to consummation of a SPAC Transaction, within five (5) days of delivery, copies of all reports and notices generally made available to the Loan Parties’ security holders or to holders of Subordinated Debt;

(m) [Reserved];

(n) SEC Filings. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which the Loan Parties publicly post such documents to the Electronic Data Gathering, Analysis, and Retrieval System of the SEC;

(o) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against a Loan Party or any of its Subsidiaries that, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

(p) Governmental Correspondence, Approvals, Etc. Deliver to Agent, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to result in a Material Adverse Change;

(q) Defaults; Material Adverse Change. As soon as possible, and in any event within 3 Business Days after, a Responsible Officer of any Loan Party becomes aware of the occurrence of a Default or Event of Default or the occurrence of any Material Adverse Change, the written statement of a Responsible Officer of HoldCo setting forth the details of such Default or Event of Default or other event or development having a Material Adverse Change and the action which the affected Loan Party proposes to take with respect thereto;

(r) Risk Based Capital Reports. (i) Promptly after delivery thereof to the Applicable Insurance Regulatory Authority or any other regulatory authority (including, for the avoidance of doubt, Demotech, Inc.), true, correct and complete copies of all annual worksheets relating to the Exchange (whether prepared by a Loan Party or the Exchange or any of their accountants or actuaries) showing the inputs and results of its capital prepared in accordance with the NAIC Risk Based Capital Model (the “RBC”) and RBC related presentations or submissions made to Demotech, Inc. (or such equivalent model as approved by Agent) (an “Annual RBC Report”), (ii) promptly after delivery thereof to the Applicable Insurance Regulatory Authority or any other regulatory authority (including Demotech, Inc.), true, correct and complete copies of any documents or reports relating to the Exchange (whether prepared by a Loan Party or the Exchange or any of their accountants or actuaries) other than the Annual RBC Report and (iii) promptly after production in the ordinary course of business, or, prior to the consummation of a SPAC Transaction, after delivery to the board of directors of HoldCo, true, correct and complete copies of any final reports or analyses regarding the Exchange, including any summary analyses on loss projections, reserve analyses and cat modeling;

(s) Statutory Statements. Promptly, and in any event no later than 120 days (provided that such period shall be 150 days for the Fiscal Year ending December 31, 2020) after the last day of each Fiscal Year, audited financial statements of the Exchange prepared under GAAP or statutory accounting, consistently applied, and promptly after submission to any Applicable Insurance Regulatory Authority with respect to the Exchange, true, correct and complete copies of any quarterly and annual “Statutory Statements”, together with all appropriate and customary schedules attached thereto;

(t) Policy Data. Prior to consummation of a SPAC Transaction, promptly, and in any event no later than 45 days after the last day of each fiscal quarter, with respect to MGA (in the case of the MGA solely to the extent provided to the MGA or otherwise reasonably available to the MGA) and the Exchange (including AIF), anonymized seriatim data from the Loan Parties’ agency administration system or policy administration system (as applicable), including, but not limited to, the following to the extent reasonably available: (i) policy transaction bordereaux that details all insurance transactions, including new business policies written, endorsements, cancellations, reinstatements, and policy corrections, including all premium, fee, and surplus contribution adjustments associated with such transactions, (ii) all claims data, including, but not limited to, claim amounts, loss dates, claim open and close dates, any claim reopen dates, loss incurred, loss paid, any salvage or subrogation recoverables, causes of loss, and catastrophe codes, (iii) comprehensive policy in force report detailing coverage amounts, policy, building and risk characteristics, in force premiums, policy status, and earned and unearned premiums for each policy, (iv) a ledger including the payment collected breakdown into MGA/program administrator commissions, claim fee, funds remitted to state, taxes, and fees; and (v) any other data or information reasonably related to the foregoing as requested by Agent (provided that notwithstanding anything herein to the contrary, the obligation of Loan Parties to provide the foregoing or other data or information required to be provided pursuant to the terms of this Agreement are subject to compliance with third party data contracts, and other applicable contractual obligations and law relating to the protection of customer personally identifiable information and privacy protections);

(u) Reinsurance Agreements. Promptly after execution thereof, deliver to Agent copies of any Reinsurance Agreements; and

(v) Other Financial Information. Other customary financial information reasonably requested by Agent; provided, so long as there is not a Default or Event of Default continuing at such time, or other event or development having a Material Adverse Change, Agent may not request financial statements and other financial information more frequently than quarterly.

6.3 Taxes. Timely file (subject to all applicable extensions), and require each of its Subsidiaries to timely file (subject to all applicable extensions), all required federal and material foreign, state and local tax returns and timely pay, and require each of its Subsidiaries to timely pay, all federal, and all foreign, state and local, taxes and other similar assessments owed by a Loan Party and each of its Subsidiaries (except to the extent such taxes or assessments are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor), and shall deliver to Agent upon its reasonable request, appropriate certificates attesting to such payments.

6.4 Insurance.

(a) Keep its business and the tangible Collateral insured for risks, and in amounts customary for companies in the Loan Parties’ industry and location and as Agent may reasonably request. Insurance policies insuring the property of each Loan Party shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of a Loan Party, and in amounts that are customary for companies in the Loan Parties’ industry and location and reasonably satisfactory to Agent. All property policies insuring the property of the Loan Parties shall have a lender’s loss payable endorsement showing Agent as the sole lender loss payable. All liability policies issued to the Loan Parties for the benefit of the Loan Parties shall show, or have endorsements showing, Agent as an additional insured. To the extent reasonably available, all property and liability policies referenced in this section shall have a notice of cancellation endorsement naming Agent. Agent shall be named as lender loss payable and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy insuring the property of the Loan Parties are, at Agent’s option, payable to Agent on account of the Obligations.

(c) At Agent’s request, the Loan Parties shall deliver certified copies of insurance policies insuring the property of the Loan Parties and evidence of all premium payments. Each provider of any such insurance required under this Section 6.4 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice (or ten (10) days prior written notice in the case of non-payment) before any such policy or policies shall be materially altered or canceled. If the Loan Parties fail to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Agent deems prudent.

6.5 Operating Accounts.

(a) (i) Establish and maintain Collateral Accounts of a type and on terms reasonably satisfactory to Agent at Silicon Valley Bank or another bank reasonably satisfactory to Agent (each a “Cash Management Bank”) and (ii) except as otherwise provided this Section 6.5(a), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral and all other amounts received by any Loan Party into a Collateral Account subject to a Control Agreement or in an Excluded Account. Subject to the time limits set forth in Section 6.19(iv) as applicable, the Loan Parties shall not maintain cash, Cash Equivalents or other amounts in any Collateral Account (other than Excluded Accounts), unless Agent shall have received a Control Agreement in respect of each such Collateral Account.

(b) Within five (5) days after establishing any Collateral Account at or with any bank or financial institution, provide Agent written notice thereof; provided that each such Collateral Account shall be established and maintained at a Cash Management Bank. For each Collateral Account (other than Excluded Accounts) that any Loan Party at any time maintains, such Loan Party shall cause the applicable Cash Management Bank at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account (other than Excluded Accounts) to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated by any Loan Party without the prior written consent of Agent.

6.6 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and

(iii) not allow any Intellectual Property owned by a Loan Party that is material to the Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b) Together with delivery of the Quarterly Financial Statements, the Loan Parties shall provide Agent with written notice of their entering into or becoming bound by any Restricted License (other than over-the-counter and other software that is generally commercially available to the public or Persons that are effectively comparable to the Loan Parties) in the previous calendar quarter. Upon the reasonable request of Agent, the Loan Parties shall use commercially reasonable efforts to take such steps as Agent shall reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for Agent to have a security interest in the Loan Parties’ rights in any Restricted License that might otherwise be prohibited by law or by the terms of any such Restricted License (but only to the extent that such terms would not be rendered ineffective pursuant to Sections 9- 406, 9-407, 9-408, or 9-409 of the Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or other applicable law (including the Bankruptcy Code) or principles of equity), whether now existing or entered into in the future.

6.7 [Reserved].

6.8 Access to Collateral; Books and Records. Allow Agent, or its agents, upon reasonable prior notice and at reasonable times during normal business hours, to inspect the Collateral and audit and copy each of the Loan Party Books from time to time; provided that, so long as no Event of Default shall have occurred and be continuing, (a) only the Agent may exercise rights under this Section and (b) the Loan Parties shall not be obligated to reimburse Agent for more than one (1) field inspection and audit conducted in any calendar year; provided further, that Borrower shall reimburse Agent for any additional inspections and audits that are conducted while an Event of Default has occurred and is continuing.

6.9 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Loan Party shall, promptly and in any event within ten (10) days after the formation or acquisition thereof, (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement to cause such Subsidiary to become a Borrower or a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Agent, and (c) provide to Agent such other agreements, instruments, opinions, approvals or other documents (in form and substance reasonably satisfactory to Agent) reasonably requested by Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by this Agreement or any Loan Document or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations. Notwithstanding the foregoing, neither the Exchange nor any other insurance company shall be required to become a Borrower or Guarantor hereunder, and, as such, shall not be required to deliver the documents required in this Section 6.9.

6.10 Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. (i) Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Anti- Corruption Laws, Anti-Money Laundering Laws and Sanctions, (ii) not engage in any activity that would breach in any material respect any Anti-Corruption Law, (iii) promptly notify Agent of any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti-Corruption Law, (iv) not directly or indirectly use, lend or contribute the proceeds of the Term Loan for any purpose that would breach any Anti-Corruption Law and (v) in order to comply with the “know your customer/borrower” requirements of the Anti-Money Laundering Laws, promptly provide to Agent upon its reasonable request from time to time (A) to the extent known to such Loan Party, information relating to individuals and entities affiliated with any Loan Party that maintain a business relationship with Agent or Lenders, and (B) such identifying information and documentation as may be available for such Loan Party in order to enable Agent or any Lender to comply with Anti-Money Laundering Laws.

6.11 Lender Meetings. Prior to consummation of a SPAC Transaction, upon the reasonable request of Agent, participate in a meeting with Agent and the Lenders telephonically, by video or at the Loan Parties’ corporate offices (or at such other location as may be agreed to by HoldCo and Agent) at such time as may be agreed to by HoldCo and Agent; provided that, following the consummation of a SPAC Transaction, in the event the Loan Parties cease to hold public investor conference calls in which the Lenders may participate, upon the reasonable request of Agent, participate in a meeting with Agent and the Lenders telephonically, by video or at the Loan Parties’ corporate offices (or at such other location as may be agreed to by HoldCo and Agent) at such time as may be agreed to by HoldCo and Agent. Information delivered to, or otherwise shared with, the Agent or any Lender shall be subject to the confidentiality provisions contained herein.

6.12 [Reserved].

6.13 [Reserved].

6.14 Reinsurance Agreements. Cause the Exchange to maintain or replace all necessary Exchange Reinsurance Agreements in a manner reasonably satisfactory to Agent.

6.15 [Reserved].

6.16 Board Observation Rights. Prior to the consummation of a SPAC Transaction, Agent shall be entitled to designate one observer (the “Board Observer”) to attend any regular meeting (a “BOD Meeting”) of the Board of Directors of KIN or any of its Subsidiaries (or, in each case, any relevant committees thereof). The Board Observer shall not constitute a member of any Board of Directors or any committee and shall not be entitled to vote on any matters presented at meetings of any Board of Directors or any committee or to consent to any matter as to which the consent of any Board of Directors or any committee has been requested. The Board Observer shall be timely notified of the time and place of any BOD Meetings and will be given written notice of all proposed actions to be taken by the Board of Directors (or any relevant committee thereof) of KIN and any of its Subsidiaries at such meeting as if the Board Observer were a member thereof. The Board Observer shall have the right to receive all information provided to the members of the Board of Directors (or any relevant committee thereof) of KIN and any of its Subsidiaries in anticipation of or at such meeting (regular or special and whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members. Notwithstanding the foregoing, a Board of Directors or committee may withhold information or material from the Board Observer and exclude the Board Observer from any meeting or portion thereof if (as reasonably determined by the applicable Board of Directors or committee and in good faith) access to such information or materials or attendance at such meeting (a) would adversely affect the assertion of the attorney-client or work product privilege between KIN or a Subsidiary and its counsel, or (b) is subject to a conflict of interest with the Agent in connection with discussions regarding the refinancing of or covenant negotiations with respect to defaults or potential defaults under or amendment, waiver or forbearance negotiations with respect to the Loan Documents, in the reasonable discretion of the Board of Directors (or any relevant committee thereof). Information delivered to the Board Observer shall be subject to the confidentiality provisions contained herein.

6.17 Exchange Covenants.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Borrower shall maintain a Gross Premiums to Surplus Ratio, measured on a calendar quarter-end basis and commencing with the calendar quarter ending June 30, 2021, of not more than 7.0 to 1.0.

(f) Borrower shall maintain a Net Underwriting Leverage Ratio, measured on a calendar quarter-end basis and commencing with the calendar quarter ending June 30, 2021, of not more than 2.5 to 1.0.

6.18 Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to (i) perfect, protect or continue Agent’s first priority Lien in the Collateral (subject to Permitted Liens), (ii) to enable Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral, (iii) to otherwise effect the purposes of this Agreement or (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing and to the extent reasonably deemed necessary or desirable by Agent, to the maximum extent permitted by applicable law, each Loan Party authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, such instruments or other such documents in such Loan Party’s name in any appropriate filing office. If an Event of Default has occurred and is continuing as a result of any Loan Party failing to perform any agreement or obligation contained herein, Agent may itself perform, or cause performance of, such agreement or obligation, in the name of such Loan Party or Agent, and the reasonable out-of-pocket expenses of Agent incurred in connection therewith shall be jointly and severally payable by the Loan Parties pursuant to Section 12.10 hereof and shall be secured by the Collateral.

6.19 SPAC Transaction. In connection with any SPAC Transaction, (i) such SPAC (and Publico) shall be organized under the laws of the United States or a state therein, (ii) the Agent shall have received, solely to the extent specifically requested of the Borrowers by the Agent at least ten (10) days prior to the date of consummation of a SPAC Transaction, all documentation and other reasonable information necessary for regulatory compliance clearance, and (iii) Publico shall become a Borrower or a Guarantor, solely as determined by KIN, for all purposes under this Agreement substantially concurrently with the consummation of a SPAC Transaction (or such longer period as may be agreed by Agent in its sole discretion), by executing a joinder agreement to this Agreement in such form reasonably agreed by Agent and Borrowers and (iv) within ten (10) days following a SPAC Transaction, Publico shall deliver such agreements, instruments, filings and documents as the Agent may have reasonably requested prior to the consummation of a SPAC Transaction to comply with the further assurance provisions related to the Collateral set forth herein.

7. NEGATIVE COVENANTS

On and after the Effective Date and so long as any Obligations (whether or not due) shall remain outstanding or unpaid (other than Unasserted Contingent Indemnification Claims), no Loan Party shall and no Loan Party shall permit its Subsidiaries to, unless Agent shall otherwise consent in writing:

7.1 Dispositions. Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing, except for Dispositions (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of a Loan Party, no longer economically practicable to maintain or useful in the ordinary course of business of such Loan Party; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the transfer, sale, issuance or exercise of (x) any Qualified Equity Interests of KIN, HoldCo, SPAC or Publico or a PIPE and (y) any Qualified Equity Interests between or among Loan Parties; (e) of non-exclusive licenses and leases for the use of the property (including intellectual property) of a Loan Party or its Subsidiaries in the ordinary course of business; (f) consisting of the Loan Parties’ use or transfer of money or Cash Equivalents (other than transfers to Affiliates that are non-Loan Parties) in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (g) of the Surplus Note, solely to the extent that the proceeds received in connection with such Disposition are (A) sufficient to pay in full all Obligations and (B) applied to pay the outstanding principal amount of the Term Loan in accordance with Section 2.2(f)(viii)(B) and all other Obligations in accordance with the terms of this Agreement; (h) between and/or among the Loan Parties; (i) the sale or discount, in each case without recourse, of Accounts past due arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (j) the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of a Loan Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties or any of their Subsidiaries; (k) Dispositions resulting from any loss, destruction or damage of any property or assets or any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any property or assets; (l) mergers and consolidations to the extent expressly permitted by Section 7.3, including a SPAC Transaction; (m) the termination or unwinding of any Swap Contract in accordance with its terms in the ordinary course of business; and (n) other Dispositions of property or assets that are made for fair market value so long as the aggregate value of all property and assets so disposed of by Loan Parties and their Subsidiaries, together, shall not exceed $500,000 in any Fiscal Year. Notwithstanding the foregoing, no Loan Party shall make any Disposition of any domain name listed on Schedule 7.1 hereto.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in (or proposed to be engaged in pursuant to the Business Plan) by any of the Loan Parties, their Subsidiaries or the Exchange, as applicable, or lines of business reasonably related or ancillary thereto or to the property and casualty insurance business generally; (b) wind-up, liquidate or dissolve, (c) [reserved]; or (d) permit or suffer any Change in Control. No Loan Party shall, without at leastfifteen (15) days prior written notice to Agent (or such shorter period as may be agreed by Agent in its sole discretion): (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name (except with respect to the legal name of Publico which may be changed within 30 days following a SPAC Transaction), or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Other than in connection with a SPAC Transaction, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person (provided, that any Loan Party may merge or consolidate with any other Loan Party, provided, further, that if a Borrower is a party thereto it shall be the survivor thereof), or acquire, adopt or consummate a “plan of division” (or comparable transaction) under the Delaware Limited Liability Company Act or any similar law or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person (including, without limitation, by the formation of any Subsidiary).

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer, or permit any of its Subsidiaries to create, incur, allow or suffer, any Lien on any of its property, except for Permitted Liens, or assign or convey any right to receive income, including the sale of any Accounts (other than as permitted pursuant to clause (i) of Section 7.1), or permit any of its Subsidiaries to do so, except, in each case, to the extent expressly permitted hereby, permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens), or enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting or restricting any Loan Party or any Subsidiary of any Loan Party from incurring or permitting to exist any Lien in or upon any of its property or revenues, except for such agreements, documents, instruments, arrangements, prohibitions or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable Requirements of Law, (iii) any agreement, document, instrument or other arrangement creating a Permitted Lien (but only to the extent such prohibition or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by any Loan Party or Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, and (v) customary restrictions and conditions contained in any agreement relating to the sale of assets or a SPAC Transaction pending such sale or transaction, provided that such restrictions and conditions apply only to the assets being sold or such transaction and such sale or transaction is permitted under this Agreement.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account (other than the Excluded Accounts) except pursuant to the terms of Section 6.5 hereof.

7.7 Distributions; Investments. (a) Make, or permit any of its Subsidiaries to make, any Restricted Payment other than (i) repurchases of equity securities from current or former employees, officers or directors (or their estates) upon the termination, retirement or death of any such employee, officer or director, so long as no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase; provided that the aggregate amount of all such repurchases does not exceed $500,000 per Fiscal Year (with any unused portion of such amount per Fiscal Year added to the following Fiscal Year or Fiscal Years), (ii) Restricted Payments between and/or among the Loan Parties, (iii) any Loan Party may declare and make Restricted Payments payable solely in respect of the Qualified Equity Interests of such Loan Party, (iv) Restricted Payments listed on Schedule 7.7 to this Agreement, and (v) so long as no Event of Default has occurred and is continuing, other Restricted Payments of up to $500,000 in the aggregate in any Fiscal Year; or (b) directly or indirectly make (or permit any of its Subsidiaries to make) any Investment other than Permitted Investments (provided, however, notwithstanding anything to the contrary in this Agreement, a Loan Party may create or form a Subsidiary so long as such Loan Party complies with Section 6.9 hereof).

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction between any Loan Party, any Subsidiary of a Loan Party and any Affiliate of a Loan Party, except for: (i) transactions in the ordinary course of such Loan Party’s business and upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions solely between or among any one or more of the Loan Parties, (iii) transactions between a Loan Party and its Subsidiaries to the extent not otherwise prohibited by this Agreement that are in the ordinary course of business upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliate, (iv) transactions listed on Schedule 7.8 to this Agreement, (v) ordinary course transactions with the Exchange pursuant to the terms of the Agency Agreement and the AIF Agreement, (vi) payment to individuals serving on the board of directors or board of managers as an outside or independent director or manager of a Loan Party (x) fees in an aggregate amount in any Fiscal Year not to exceed $500,000 and (y) indemnification and expense reimbursements paid pursuant to policies adopted in the ordinary course of business, (vii) transactions and other payments expressly permitted by this Agreement and the other Loan Documents, (viii) compensation (including bonuses and commissions) and employment, separation and severance of officers, directors, employees and consultants (including expense reimbursement and indemnification) and the establishment and maintenance of benefit programs or arrangements with employees, officers, directors and consultants, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans or equity incentive or equity option plans, including entering into any agreement with respect to the foregoing, performing any Loan Party’s or Subsidiary’s obligations thereunder and making any payments in respect thereof, and (ix) issuances of Qualified Equity Interests not resulting in a Change in Control or otherwise in violation of this Agreement or any other Loan Document. Notwithstanding the foregoing, with respect to any transaction that is between any insurance carrier, including the Exchange, and a Loan Party or any other Affiliate thereof, and involves commissions, management fees or similar types of fees in connection with or in respect of the Exchange, such transactions shall be subject to the prior written consent of Agent (which consent will not be unreasonably withheld or delayed) unless otherwise permitted pursuant to clause (v) above.

7.9 Subordinated Debt. (a) Make or permit any issuance of any Subordinated Debt without the express written approval of Agent other than the Convertible Debt, or (b) amend any provision in any document relating to the Subordinated Debt in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or adversely affect the subordination thereof to Obligations owed to the Secured Parties.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, prevent a Reportable Event or Prohibited Transaction, as defined in ERISA from occurring, or comply with the Federal Fair Labor Standards Act, the failure of any such conditions which could reasonably be expected to have a Material Adverse Change; or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental entity, in each case which could reasonably be expected to result in a Material Adverse Change.

7.11 Real Property. Acquire, or permit any of its Subsidiaries to acquire, any fee interest in any real property.

7.12 Modifications of Indebtedness, Operating Documents and Certain Other Agreements, Etc. (i) Other than this Agreement and the other Loan Documents, amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement relating to any such Indebtedness if such amendment, modification or other change would shorten the final maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would adversely change the subordination provisions, if any, of such Indebtedness, or would otherwise be materially adverse to the Lenders or the issuer of such Indebtedness; (ii) except for the Obligations or in respect of any Permitted Refinancing Indebtedness, (A) make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness, (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness, (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Debt in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale (other than due to existence of Permitted Liens referenced in clauses (a) and (c) of the definition thereof), change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing (notwithstanding the foregoing, nothing in this Agreement or in the other Loan Documents shall prohibit the conversion of Indebtedness to Qualified Equity Interests); (iii) amend, modify or otherwise change any of its Operating Documents in any way materially adverse to the interests of Agent and Lenders under the Loan Documents, or enter into any new agreement with respect to any of its Equity Interests in any way materially adverse to the interests of Agent and Lenders under the Loan Documents, except in connection with a Subsequent Equity Raise, the issuance, transfer, exercise or conversion of Convertible Debt and/or the Warrants, a SPAC Transaction or any PIPE; provided, that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law); or (iv) agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract, if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries (taken as a whole) or Agent and the Lenders (taken as a whole).

7.13 Sanctioned Persons; Anti-Corruption Laws; Anti-Money Laundering Laws. Conduct, nor permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person; or use, nor permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of the Term Loan, (A) to fund any activities or business of or with any Sanctioned Person or in any other manner that would result in a violation of any Sanctions by any Person (including by any Person participating in the Term Loan, whether as underwriter, advisor, investor or otherwise), or (B) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

7.14 Exchange Covenants. On and after the Effective Date:

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) Permit the Exchange not to maintain at the time the Exchange commences issuing insurance policies (i) Catastrophic Risk Reinsurance sufficient to satisfy the FLOIR first- event loss at the 1-in-130 year probability level for a first occurrence and second-event loss coverage at the 1- in-50 year probability level for a second occurrence, as measured by a model approved by the Florida Commission on Hurricane Loss Projection Methodology and (ii) Per Risk Reinsurance in an amount and on terms that enable the Exchange to maintain a Demotech “A-” rating; provided, the parties acknowledge that as the Exchange expands into other states, these reinsurance amounts might change.

(e) Permit the Loan Parties and its Subsidiaries and the Exchange to (i) change, supplement, amend or otherwise modify the Investment Policy Statement or (ii) change or replace the Investment Manager (as referenced in the Investment Policy Statement), in each case, without the prior written consent of Agent (such approval not to be unreasonably withheld ordelayed).

7.15 Reinsurance Agreements.

(a) Enter into or permit the Exchange to enter into any Reinsurance Agreement without providing notice thereof to Agent promptly thereafter.

(b) Permit any Reinsurance Agreements to be terminated or otherwise not in full force and effect, except: (i) where a Loan Party effects a termination following a default by a counterparty to such arrangements and the Loan Parties promptly use commercially reasonable efforts to secure alternate arrangements, and (ii) for expiration in accordance with its terms.

7.16 Business of the Exchange. Permit the Exchange to (a) own or have any assets (other than (i) premiums of Exchange Subscribers and other deferred premiums and premiums due the Exchange (including those collected or in the process of collection), (ii) Investments (including cash) made in compliance with Section 7.14(e), (iii) surplus contributions of Exchange Subscribers, (iv) the proceeds of the Surplus Note, (v) reinsurance recoverable and other amounts due from reinsurers, (vi) tax refunds due and other tax assets, (vii) furniture, fixtures and equipment acquired in the ordinary course of business, and (viii) other assets typical for insurers comparable to the Exchange); (b) pay, incur, commit to pay or otherwise owe liabilities (other than (i) those arising under the Surplus Note, (ii) the obligation to pay management or similar types of fees to AIF or KIND, in each case subject to the express approval of and on terms and conditions satisfactory to the Agent, (iii) the obligations to pay insurance claims to Exchange Subscribers, premium taxes, rating agency fees, other normal and typical carrier costs, and subscriber advisory committee costs, (iv) any obligations arising under any Reinsurance Agreement and (v) costs and expenses incurred by the Exchange in the ordinary course of its business, including costs arising from the operations of the Subscriber Advisory Committee, policyholder claims and related legal fees not borne by the AIF, audit expenses, and other immaterial overhead costs not borne by the AIF); and (c) engage in any operations or business (other than as a reciprocal insurer operating and regulated under Chapter 629 of the Florida Insurance Code and in accordance with the Business Plan).

7.17 Minimum Total Revenue. Permit the Total Revenue of Holdco and its Subsidiaries to be less than the required amount set forth in the following table for the applicable period set forth opposite thereto on Schedule 7.17.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. The Borrowers fail to (a) make any payment of principal or the Applicable Prepayment Premium, if any, on the Term Loan when due, or (b) pay interest or any other Obligations within two (2) Business Days after such Obligations are due and payable (which two (2) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date).

8.2 Covenant Default.

(a) Any Loan Party fails or neglects to perform any obligation in Sections 3.3 within the time periods set forth therein (including any extensions), 6.1(a) (solely with respect to Holdco), 6.2 (other than clauses (b), (o), (r), (u), (v) and (t) thereof), 6.3, 6.5, 6.14, 6.17 or 7 (other than Sections 6.17(e) and (f), and Section 7.17);

(b) Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents (not specified in Section 8.1, 8.2(a) or 8.2(c) and other than with respect to Sections 6.17(e) and (f) and Section 7.17), and such failure or neglect continues for fifteen (15) Business Days after the earlier of receipt of written notice of such failure or neglect by a Responsible Officer of HoldCo from Agent and the date a Responsible Officer of any Loan Party has actual knowledge of such failure or neglect; or

(c) Any Loan Party fails or neglects to perform any obligation in clauses (o), (r), (u),

(v) and (t) of Section 6.2, and such failure or neglect continues for five (5) Business Days after the earlier of receipt of written notice of such failure or neglect by a Responsible Officer of HoldCo from Agent and the date a Responsible Officer of any Loan Party has knowledge of such failure or neglect

(d) For the avoidance of doubt, any such failure or neglect with respect to Sections 6.17(e) and (f) and Section 7.17 shall not constitute an Event of Default, but instead shall instead solely result in an Amortization Start Date, if such date has not already occurred.

8.3 [Reserved].

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or of any entity under the control of a Loan Party (including a Subsidiary), or (ii) a notice of lien or levy is filed against any Loan Party’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

(b) (i) Any material portion of any Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Loan Party from conducting all or any material part of their business;

8.5 Insolvency. (a) Any Loan Party or any of its Subsidiaries is generally unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent, is generally not paying its debts as such debts become due, admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (b) any Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days; or (d) in the case of subclause (a) or (b) above, any Loan Party or Subsidiary shall take any action to authorize or effect any of the actions set forth therein;

8.6 Other Agreements. There is, under any agreement governing Indebtedness in an aggregate outstanding amount in excess of $1,000,000 to which any Loan Party or its Subsidiaries is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such Indebtedness after giving effect to any grace or cure period and the giving of notice if required thereunder;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $1,000,000 (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier other than customary deductibles) shall be rendered against any Loan Party by any Governmental Authority, and the same are not, within sixty (60) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

8.8 Misrepresentations. Any Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or to induce Agent to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any material document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect unless reflecting satisfaction or repayment of such Subordinated Debt in a manner that is expressly permitted by the Secured Parties in such document, instrument, or agreement evidencing such Subordinated Debt (and subject to the applicable termination, conversion or release provisions as set forth in such document, instrument, or agreement evidencing such Subordinated Debt), any Loan Party shall contest or any other Person shall successfully contest, in any manner the validity or enforceability thereof or any Loan Party shall deny that it has any further liability or obligation thereunder unless reflecting satisfaction, conversion or repayment of such Subordinated Debt in a manner that is expressly permitted by the Secured Parties in such document, instrument, or agreement evidencing such Subordinated Debt (and subject to the applicable termination, conversion or release provisions as set forth in such document, instrument, or agreement evidencing such Subordinated Debt);

8.10 Governmental Approvals. Any material Governmental Approval or material Insurance License of any Loan Party or any of its Subsidiaries shall have been (a) revoked, rescinded, suspended, modified in a materially adverse manner or not renewed in the ordinary course or (b) subject to any decision by a Governmental Authority or Applicable Insurance Regulatory Authority (as applicable) that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or Insurance License or that would reasonably be expected to result in the Governmental Authority or Applicable Insurance Regulatory Authority (as applicable) taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal would reasonably be expected to cause, a Material Adverse Change.

8.11 Cross-Default with Material Contracts. Other than as provided in Section 8.6, all of the following shall occur as to a Material Contract: (a)(i) a material breach or default by a Loan Party shall occur and be continuing with respect to Exchange Reinsurance Agreements, (ii) such breach or default is not cured within the cure period provided therein, (iii) such breach or default permits the other parties to such Material Contract to terminate it, and (iv) the Loan Parties shall not, within ten (10) days, have entered into an agreement on substantially the same economic terms and scope, taken as a whole, as a replacement or substitution of such Material Contract and (b) the Loan Parties fail to provide Agent with prompt written notice of any default arising under a Material Contract where such default would reasonably be expected to result in a Material Adverse Change.

8.12 Validity; Liens. Except as a result of any action or inaction on the part of Agent or any Lender, any Loan Party takes, or fails to take, an action such that any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document shall cease to be a valid and perfected first priority Lien (except (i) solely as a result of any action or inaction by Agent or any Lender, or (ii) as otherwise permitted herein or therein) in any of the Collateral with a fair market value exceeding $500,000 purported to be covered thereby.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, upon prior written notice to Loan Parties, do any or all of the following:

(a) Terminate the Term Loan Commitments and declare all Obligations (including the Applicable Prepayment Premium) immediately due and payable (but if an Event of Default described in Section 8.5 occurs, without notice or demand, all Obligations (including all accrued and unpaid interest thereon, all fees, the Applicable Prepayment Premium and all other amounts due under the Loan Documents) are immediately due and payable without any action by Agent), without any notice to any Loan Party or any other Person or any act by Agent or any Lender;

(b) stop advancing money or extending credit for the Borrowers’ benefit under this

Agreement;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, and notify any Person owing a Loan Party money of Agent’s security interest in such funds;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral, and the Loan Parties shall assemble the Collateral if Agent requests and make it available as Agent designates;

(e) enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred, and in connection therewith each Loan Party grants Agent a license to enter and occupy its premises, without charge, to exercise any of Agent or Lenders’ rights or remedies;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral and in connection therewith Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, any Loan Party’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1(f), such Loan Party’s rights under all licenses and all franchise agreements inure to Agent’s benefit (on behalf of itself and the Lenders);

(g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of any Loan Party’s Books; and

(i) exercise all rights and remedies available to any Secured Party under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Each Loan Party hereby irrevocably appoints Agent as its lawful attorney-in-fact and proxy, with full authority in the place and stead of such Loan Party and in the name of such Loan Party or otherwise, from time to time in Agent’s discretion, exercisable only upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including but not limited to: (a) endorse any Loan Party’s name on any checks or other forms of payment or security; (b) sign any Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under any Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Each Loan Party also hereby appoints Agent as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than Unasserted Contingent Indemnification Claims) have been satisfied in full. Agent’s foregoing appointment as each Loan Party’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than Unasserted Contingent Indemnification Claims) have been fully repaid and performed.

9.3 Protective Payments. If any Loan Party fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which any Loan Party is obligated to pay under this Agreement or any other Loan Document or which may be reasonably required to preserve the Collateral, the Secured Parties may obtain such insurance or make such payment, and all amounts so paid by the Secured Parties are Obligations and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide the Loan Parties with notice of the Secured Parties obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by a Secured Party are deemed an agreement to make similar payments in the future or a Secured Party’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether from Loan Party account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent shall pay any surplus to the Loan Parties or to other Persons legally entitled thereto; the Loan Parties shall remain liable to the Secured Parties for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5 Agent’s Liability for Collateral. So long as Agent complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Each Loan Party bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Agent’s failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of any Secured Party thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. The Secured Parties’ rights and remedies under this Agreement and the other Loan Documents are cumulative. The Secured Parties have all rights and remedies provided under the Code, by law, or in equity. A Secured Party’s exercise of one right or remedy is not an election and shall not preclude any Secured Party from exercising any other remedy under this Agreement or other remedy available at law or in equity, and a Secured Party’s waiver of any Event of Default is not a continuing waiver. Any Secured Party’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Loan Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which any Loan Party is liable.

9.8 Loan Party Liability. Each Loan Party hereby designates Holdco as its representative and agent on its behalf for the purposes of taking all actions required (including in respect of compliance with covenants) on behalf of any Loan Party under the Loan Documents (the “Borrower Representative”). The Borrower Representative hereby accepts such appointment. The Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Loan Parties, and may give any notice or communication required or permitted to be given to any Loan Party hereunder to the Borrower Representative on behalf of such Loan Party or Loan Parties. Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party. Each Loan Party hereunder shall be jointly and severally obligated to repay the Term Loan made hereunder, regardless of which Loan Party actually receives said Term Loan, as if each Loan Party hereunder directly received such Term Loan. Each Loan Party waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Agent or any Lender to: (i) proceed against any Loan Party or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy, provided that no Loan Party waives any of its rights or remedies under this Agreement or the other Agreement.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission (if applicable); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number (if included below), or email address indicated below. Agent or the Loan Parties may change its mailing or electronic mail address or facsimile number (if applicable) by giving the other parties written notice thereof in accordance with the terms of this Section 10.

If to any Loan Party:	Attn: Legal Department
55 W. Monroe, Suite 2200
Chicago, IL 60603
Telephone: 855-717-0022 Email: legal@kin.com

With a copy to:	Kelley Drye & Warren LLP
3050 K Street NW, Suite 400
Washington DC 20007
Attn: Aaron Rosenfeld
Email: arosenfeld@kelleydrye.com

If to Agent:	Guggenheim Life and Annuity Company
401 Pennsylvania Parkway, Suite 300
Indianapolis, IN 46280
Attn: Investments
Email: GLACInvestmentReporting@guggenheimpartners.com Telephone: (317) 574-2056
Facsimile: (317) 536-3683

And:	Guggenheim Life and Annuity Company
227 West Monroe Street,
48th Floor
Chicago, IL 60606
Attn: Legal
Email: GLACInvestmentLegal@guggenheimpartners.com Telephone: (312) 357-7422
Facsimile: (312) 264-0207

With a copy to:	Otterbourg P.C.
230 Park Avenue
New York, New York 10169
Attn: Nneoma Maduike
Email: nmaduike@otterbourg.com

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law. Each Loan Party, Agent and each Lender submit to the exclusive jurisdiction of the State and Federal courts in New York County, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude any Secured Party from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of such Secured Party. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Loan Parties at the address set forth in, or subsequently provided by the Loan Parties in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a Loan Party’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND EACH LENDER IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12. GENERAL PROVISIONS

12.1 Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than Unasserted Contingent Indemnification Claims) have been satisfied in full in cash. So long as the Loan Parties have satisfied the Obligations in full in cash (other than Unasserted Contingent Indemnification Claims and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by any Loan Party pursuant to the terms and conditions set forth in Section 2.2(g). Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns.

(a) This Agreement binds and is for the benefit of the successors and permitted and registered assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion) and any such assignment without Agent’s prior written consent shall be null and void.

(b) With the prior written consent of the Agent and, so long as no Event of Default has occurred and is continuing, each Loan Party (such consent not to be unreasonably withheld or delayed), each Lender and its respective successors and assigns as permitted hereunder has the right to sell, transfer, assign or negotiate all or any part of, or any interest in, the Secured Parties’ obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrants, as to which assignment, transfer and other such actions are governed by the terms thereof) to any Eligible Assignee.

(c) The parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) With the prior written consent of the Agent each Lender and its respective successors and assigns as permitted hereunder has the right to grant participation in all or any part of, or any interest in, the Secured Parties’ obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrants, as to which participations are governed by the terms thereof) to any Eligible Assignee; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Loan Parties for the performance of such obligations and (iii) the Loan Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. A Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Notwithstanding anything to the contrary in this Agreement or any Loan Document, neither Agent nor any Lender shall assign or grant a participation right in any of its obligations, rights, and benefits under this Agreement and the Loan Documents to any person which (i) is not a “United States person” under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and any such assignment or grant shall be null and void or (ii) is a trust or other entity the assets of which are considered to be owned by a person that is not such a United States person.

(f) The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each Lender and its assignees and transferees, and the Term Loan Commitment of, and principal amounts (and stated interest) of the Term Loan owing to, the Lender and each assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Agent, the Lender and each transferee and transferee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Lenders and any assignee and transferee, at any reasonable time and from time to time upon reasonable prior notice.

12.3 Indemnification. Each Loan Party agrees to, jointly and severally, indemnify, defend and hold each Secured Party and each of its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against all obligations, demands, claims, losses, damages, penalties, fees, liabilities, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees, costs and expenses) (collectively, “Claims”) incurred by such Indemnified Persons, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with the transactions contemplated by the Loan Documents; except for Claims and/or losses (a) directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, (b) arises solely from a breach by such Indemnified Person of its obligations under the Loan Documents or (c) arises solely from a dispute solely among Indemnified Persons not arising out of or resulting from any act or omission on the part of any Loan Party. This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 [Reserved].

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides the Loan Parties with written notice of such correction and allows the Loan Parties at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Agent and the Loan Parties.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing and signed (a) in the case of any waiver or consent other than as contemplated by Section 12.6, by the Required Lenders (or by Agent with the consent of the Required Lenders) and (b) in the case of any amendment other than as contemplated by Section 12.6, by the Required Lenders (or by Agent with the consent of the Required Lenders) and the Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (i) increase the Term Loan Commitment or the Total Term Loan Commitment Amount or increase the Pro Rata Share of any Lender’s Term Loan Commitment or Total Term Loan Commitment Amount, reduce the principal of, or interest on, the Term Loan or any other Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Term Loan payable to any Lender, in each case, without the written consent of such Lenders adversely affected thereby; (ii) change the percentage of the Term Loan Commitment, Total Term Loan Commitment Amount or of the aggregate unpaid principal amount of the Term Loan that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender adversely affected thereby; (iii) amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender adversely affected thereby; (iv) release all or substantially all of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of Agent for the benefit of Agent and the Lenders, or release any Borrower or any Guarantor, in each case, unless otherwise provided by this Agreement, without the written consent of each Lender adversely affected thereby; (v) amend, modify or waive Section 9.4 or this Section 12.7 of this Agreement without the written consent of each Lender adversely affected thereby or (vi) amend, modify, or waive any provision of this Agreement in a manner that is directly and disproportionately adverse to any Lender or directly and favorably affecting any Lender (in each case, as compared to all of the Lenders), without the consent of each Lender affected by such amendment, modification, or waiver. Notwithstanding the foregoing, no amendment or modification of any Loan Document shall, unless signed by Agent, affect the rights or duties of Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information, each Secured Party shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Agent’s or any Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Agent, collectively, “Lender Entities”) on a “need-to-know” basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; (b) to bona fide prospective transferees or bona fide purchasers of any interest in the Term Loan (provided, however, that any such prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 12.9); (c) as required by law, regulation, subpoena, or other similar order of a Governmental Authority; (d) to Agent or a Lender’s regulators (and any self-regulatory authority (including the National Association of Insurance Commissioners)) or as otherwise required in connection with Agent or Lender’s regulators’ examination or audit; (e) as Agent or the Lenders reasonably consider appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Agent so long as such service providers have executed a confidentiality agreement with Agent with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Agent’s possession when disclosed to Agent, or becomes part of the public domain (other than as a result of its disclosure by Agent in violation of this Agreement) after disclosure to Agent or any Lender Entity; or (ii) disclosed to Agent or any Lender Entity by a third party, if Agent or such Lender Entity does not know that the third party is prohibited from disclosing the information. Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by the Loan Parties (and in any event, it is expressly understood and agreed that, after the consummation of a SPAC Transaction, no such anonymous information shall be presented in a manner attributable to the identity of Holdco or its Subsidiaries). The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10 Fees, Costs and Expenses. The Borrowers shall reimburse (all being collectively referred to herein as the “Secured Party Expenses”): (1) Agent for all reasonable and documented out- of-pocket fees, costs and expenses, including rating agency fees and the reasonable and documented out- of-pocket fees, costs and expenses of counsel for advice, assistance, or other representation, in connection with negotiation, preparation, amendment, modification or waiver of, consent with respect to, any of the Loan Documents or advice in connection with the administration of the Term Loan made pursuant hereto or its rights hereunder or thereunder; and (2) Agent and the Lenders for all reasonable out-of-pocket fees, costs and expenses, including the reasonable out-of-pocket fees, costs and expenses of counsel for advice, assistance, or other representation, in connection with: (a) termination or enforcement of any of the Loan Documents; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, the Lenders, the Loan Parties or any other Person, and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against a Loan Party or any other Person that may be obligated to Agent or the Lenders by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Term Loan during the pendency of one or more Events of Default; (c) any attempt to enforce any remedies of Agent or the Lenders against the Loan Parties or any other Person that may be obligated to Agent or the Lenders by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Term Loan during the pendency of one or more Events of Default; (d) any work-out or restructuring of the Term Loan during the pendency of one or more Events of Default; and (e) any efforts after the occurrence and during the continuance of an Event of Default to protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; including, as to each of clauses (a) through (e) above, all reasonable out-of-pocket attorneys’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable and documented out-of-pocket expenses, costs, charges and other fees incurred by such counsel in connection with or relating to any of the events or actions described in this Section 12.10, all of which shall be payable, on demand, to Agent. Without limiting the generality of the foregoing, to the extent set forth above in this Section 12.10, such expenses, costs, charges and fees may include: reasonable out-of- pocket fees, costs and expenses of accountants, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and reasonable out-of-pocket expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services. This Section 12.10 shall survive the termination of this Agreement.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic or facsimile signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17 Joint and Several Liability of the Borrowers.

(a) Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 12.17), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions of this Agreement, the obligations of each of the Borrowers under the provisions of this Section 12.17 constitute the absolute and unconditional, full recourse obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 12.17 are made for the benefit of Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 12.17 shall remain in effect until all of the Obligations (other than Unasserted Contingent Indemnification Claims) shall have been paid in full or otherwise fully satisfied.

(c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations (other than Unasserted Contingent Indemnification Claims) have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than Unasserted Contingent Indemnification Claims).

13. DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Loan Party.

“Account Debtor” means any “account debtor” as defined in the Code.

“Additional Term Loan” is defined in Section 2.2(a).

“Additional Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Additional Term Loan to the Borrowers in the amount set forth in Schedule 1 hereto.

“Additional Term Loan Funding Date” has the meaning set forth in Section 3.2 hereunder.

“Additional Term Loan Lender” means each Additional Term Loan Lender with an Additional Term Loan Commitment as set forth on Schedule 1 hereto.

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. Notwithstanding anything contained in this agreement or any other Loan Document, the Exchange shall be deemed to be an Affiliate of the Loan Parties.

“Agency Agreement” means that certain Agency Authorization and Appointment Agreement between KIND and the Exchange, in form and substance reasonably satisfactory to Agent, as in effect on the Effective Date.

“Agreement” is defined in the preamble hereof. “AIF” is defined in the preamble hereof.

“AIF Agreement” means that certain Attorney-in-Fact Agreement, by and between the Exchange and AIF, in form and substance reasonably satisfactory to Agent, as in effect on the Effective Date.

“Amortization Start Date” means the earlier of (i) the Scheduled Amortization Start Date, (ii) the Exchange Amortization Start Date, (iii) the Minimum Revenue Trigger Date, and (iv) the Key Person Amortization Start Date.

“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.

“Anti-Money Laundering Laws” means all Requirements of Law concerning or relating to terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, and any law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).

“Applicable Insurance Regulatory Authority” means, with respect to each Loan Party or the Exchange, FLOIR or such other Governmental Authority which due to the nature of such Person’s activities, has regulatory authority over such Person, and any federal Governmental Authority regulating the insurance industry.

“Applicable Prepayment Premium” means:

(a) If a Prepayment Premium Trigger Event occurs on or before the date that is twelve (12) months after the Effective Date, an amount equal to the greater of (i) the aggregate amount of interest (including interest payable in cash, in kind or deferred) which would have otherwise accrued under this Agreement (before giving effect to the imposition of any default rate) on the amount of such principal prepayment for the period from the date of such Prepayment Premium Trigger Event until the date that is twelve (12) months after the Effective Date, and (ii) the product of 2% and the amount of such principal prepayment;

(b) If a Prepayment Premium Trigger Event occurs after the date that is twelve (12) months after the Effective Date and on or prior to the date that is thirty six (36) months after the Effective Date, an amount equal to the product of 2% and the amount of such principal prepayment; and

(c) If a Prepayment Premium Trigger Event occurs, or any portion or all of the Term Loan is prepaid, at any time after the date that is thirty six (36) months after the Effective Date, the Applicable Prepayment Premium shall be zero. Notwithstanding the foregoing, prior to the making of the Term Loan, the Applicable Prepayment Premium shall be zero.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Agent, in accordance with Section 12.2 hereof and substantially in a form acceptable to the Agent.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Board Observer” has the meaning set forth in Section 6.16. “BOD Meeting” has the meaning set forth in Section 6.16. “Borrower” is defined in the preamble hereof.

“Business Day” means any day that is not a Saturday, Sunday or a day on which Agent’s offices are closed for business.

“Business Plan” means the latest business plan regarding Holdco and its Subsidiaries delivered to Agent all in form and substance reasonably acceptable to Agent.

“Capital Lease” means, as to any Person, any leasing or similar arrangement which, in accordance with GAAP, is or should be classified as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, as to any Person, all monetary obligations of such Person under any Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; and (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition.

“Cash Management Bank” is defined in Section 6.5(a).

“Catastrophic Risk Reinsurance” means Excess of Loss Reinsurance purchased by the Exchange to reduce the Exchange’s exposure to hurricanes and other catastrophic events so that the Exchange does not bear the full risk of a catastrophe, all in accordance with the terms set forth in this Agreement.

“Change in Control” means (a) [reserved], (b) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a SPAC (in connection with a SPAC Transaction through the time of consummation thereof), Permitted Holders or Lenders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more of the ordinary voting power for the election of directors of HoldCo (determined on a fully diluted basis); (c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of HoldCo cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (d) except as otherwise permitted by Section 7.1, at any time, HoldCo shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of the aggregate voting and economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries free and clear of all Liens (except Liens created by this Agreement and Permitted Liens).

For the avoidance of doubt, it is understood and agreed that neither (a) a SPAC Transaction (including any conversion of Existing Preferred Stock to common Equity Interests of HoldCo, SPAC or Publico, as applicable, in connection therewith) so long as such SPAC Transaction is consummated substantially on terms disclosed to Agent in all material respects (including by way of any public announcement) prior to the consummation thereof nor (b) any exercise, transfer, issuance or other change of the Warrants in connection therewith shall constitute or otherwise be deemed to cause a Change in Control.

“Claims” is defined in Section 12.3.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is defined in Section 4.1.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Competitor” means those competitors of Loan Parties and their Subsidiaries principally engaged in lines of business substantially the same as those lines of business carried on by the Loan Parties on the date hereof.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit A.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co- made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations under any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means any control agreement entered into among the applicable Cash Management Bank at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, such Loan Party, and Agent pursuant to which Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Convertible Debt” means all Subordinated Debt of the Loan Parties that is convertible into Qualified Equity Interests of a Loan Party, with such other terms and conditions reasonably satisfactory to Agent and is subject to a subordination arrangement reasonably satisfactory to Agent (Agent shall not unreasonably withhold or delay its consent to such Debt). For the sake of clarity, shares of the Existing Preferred Stock are not Convertible Debt in accordance with the foregoing terms.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Deemed Liquidation Event” means a “Deemed Liquidation Event”, as such term is defined in the certificate of incorporation of KIN as in effect on the date hereof except for changes in such definition consented to by Agent (such consent not to be unreasonably withheld or delayed).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts or (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a)(i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or (ii) is redeemable at the option of the holder thereof, in whole or in part (other than, in the case of the preceding clauses (i) or (ii), in connection with a redemption pursuant to Section 2.3 of the certificate of incorporation of KIN (as in effect on the date hereof except for changes in such definition which do not adversely affect Agent or the Lenders, or which is otherwise consented to by Agent (such consent not to be unreasonably withheld or delayed)) upon the occurrence of a Deemed Liquidation Event, (b) requires the scheduled payments of dividends or distributions in cash, or (c) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of any of the preceding clauses (a) through (c) of this definition, prior to the date that is 91 days after the Term Loan Maturity Date. For sake of clarity, shares of the Existing Preferred Stock, Warrants, and Equity Interests issued pursuant to a PIPE are not Disqualified Equity Interests.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in Section 3.1.

“Eligible Assignee” means (a) any Lender or (b) any Affiliates of the foregoing, but expressly excludes any Competitor.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Excess of Loss Reinsurance” means reinsurance indemnifying the Exchange for any loss in excess of amounts specified therein on either an individual loss basis or on an aggregate basis.

“Exchange” means the Kin Interinsurance Network, a reciprocal insurance company existing under and regulated by Chapter 629 of the Florida Insurance Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Amortization Start Date” means the earliest of (a) the last day of the fiscal quarter immediately after receipt of financial statements Section 6.2(c) indicating that the Gross Premiums to Surplus Ratio has exceeded 7.0 to 1.0, and (b) the last day of the fiscal quarter immediately after receipt of financial statements under Section 6.2(b) and for the Exchange indicating that Net Underwriting Leverage Ratio exceeds 2.5 to 1.0. Notwithstanding the foregoing, if for any period, Agent does not receive the financial statements described in clauses (a) and (b) above subject to any applicable grace or cure period, the Exchange Amortization Start Date shall be deemed to have occurred commencing on the date such financial statements were required to be delivered.

“Exchange Reinsurance Agreements” means, collectively, all Reinsurance Agreements entered into by the Exchange, each of which shall be on customary terms and otherwise on terms and conditions reasonably satisfactory to Agent.

“Exchange Subscribers” means the subscribers of the Exchange, in each case pursuant to a written subscribers agreement that each subscriber has signed.

“Exchange Transaction” means, the occurrence of the following, on terms and conditions reasonably satisfactory to Agent: (a) the issuance by the Exchange of the Surplus Note and (b) the pledge of the Surplus Note to the Loan Parties pursuant to the terms and conditions of this Agreement.

“Excluded Account” means (a) any Premium Trust Account, (b) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (c) other Deposit Accounts with deposits of not greater than $125,000 any time, and (d) other Deposit Accounts securing obligations in connection with letters of credit, including the Specified LC, to the extent permitted pursuant to clause (t) of the definition of “Permitted Indebtedness” and clause (p) of the definition of “Permitted Liens”.

“Excluded Property” means, with respect to any Loan Party, (a) any of such Loan Party’s rights or interest in any General Intangible, instrument, security, contract, lease, permit, license, or license agreement to which such Loan Party is a party as of the Effective Date covering real or personal property of any Loan Party to the extent, but only to the extent, that under the express terms of such General Intangible, instrument, security, contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or Lien therein is prohibited as a matter of law or under the express terms of such General Intangible, instrument, security, contract, lease, permit, license, or license agreement on the Effective Date and such prohibition or restriction has not been waived or the consent of the other party to such General Intangible, instrument, security, contract, lease, permit, license, or license agreement has not been obtained (provided, that, the exclusions set forth in this clause (A) shall in no way be construed to apply to the extent that any such term would be rendered ineffective pursuant to Sections 9- 406, 9-407, 9-408, or 9-409 of the Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or other applicable law (including the Bankruptcy Code) or principles of equity; provided, that immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the Collateral shall include, and such Loan Party shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect, (B) to apply to the extent that any consent or waiver has been obtained that would permit the Agent’s security interest or Lien notwithstanding the prohibition or restriction on the pledge of such General Intangible, instrument, security, contract, lease permit, license or license agreement, or (C) to limit, impair, or otherwise affect the Agent’s unconditional continuing security interest in and liens upon any rights or interests of a Loan Party in or to (1) monies received under or in connection with any described General Intangible, instrument, security, contract, lease, permit, license, or license agreement or Equity Interests (including any Accounts Receivable, proceeds of Inventory or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such General Intangible, instrument, security, contract, lease, permit, license, license agreement, or Equity Interests), (b) any intent-to-use United States trademark applications or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that, upon such filing and acceptance, such intent- to-use applications shall be included in the definition of Collateral, (c) any property or asset owned by any Loan Party on the date hereof or hereafter acquired by any Loan Party that is subject to a Permitted Lien securing purchase money Indebtedness or Capital Lease Obligation, only to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money Indebtedness or Capital Lease Obligation) prohibits the creation of any other Lien on such property, (d)(i) Premium Trust Accounts and (ii) any deposit account (including the existing deposit maintained at Silicon Valley Bank) used solely to hold cash collateral described in clause (p) of the definition of “Permitted Liens”, (e) any assets of the Exchange, (f) any other assets, the burden or cost of granting a lien on and security interest in outweighs the benefits to be obtained by Agent and Lenders therefrom, as reasonably determined by Agent and (g) the Excluded Accounts.

“Excluded Taxes” means any of the following taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes attributable to such recipient’s failure to comply with Section 2.6 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Loan Agreement” has the meaning set forth in the recitals of this Agreement.

“Existing Loan Documents” has the meaning set forth in the recitals of this Agreement.

“Existing Preferred Stock” means the Series Seed-1 Preferred Stock, Series Seed-2 Preferred

Stock, Series Seed-3 Preferred Stock, Series Seed-4 Preferred Stock, Series Seed-5 Preferred Stock, Series Seed-6 Preferred Stock, Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock, each par value $0.00001 per share, of KIN, pursuant to the certificate of incorporation of KIN as in effect on the date hereof.

“Existing Term Loan” means the Term Loan made by the Lenders to the Borrowers prior to the Effective Date and with an outstanding principal amount (including Capitalized Interest) of $45,192,693.52 as of the Effective Date.

“Existing Term Loan Amount” is defined in the preamble hereof.

“Existing Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Existing Term Loan to the Borrowers prior to the Effective Date, in the amount set forth in Schedule 1 hereto, which commitment was fully funded and satisfied (with respect to Existing Term Loan outstanding on the Effective Date) prior to the Effective Date.

“Extraordinary Receipts” means (a) any cash received by HoldCo or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.2(f)(ii) hereof) comprising proceeds of insurance, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation or condemnation awards (and payments in lieu thereof), and indemnity payments and any extraordinary liquidation or realization on a material asset such as a termination of its rights with respect to the Exchange, (b) any Restricted Payment received by HoldCo or any of its Subsidiaries that is not an insurance carrier, from any Subsidiary of HoldCo that is an insurance carrier and (c) any cash or other consideration received by HoldCo or any of its Subsidiaries in connection with the early termination or modification of any contract (other than payments in the ordinary course of business for accrued and unpaid amounts due through the date of termination or modification); provided that, in no event will funds received in connection with a SPAC Transaction, the transfer or exercise of Warrants or any PIPE shall be considered Extraordinary Receipts.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the IRC and any intergovernmental agreements with respect thereto and any laws implementing intergovernmental agreements.

“Fiscal Year” means the fiscal year of HoldCo and its Subsidiaries ending on December 31 of each year.

“FLOIR” means the Florida Office of Insurance Regulation or any successor thereto.

“Funding Date” has the meaning set forth in Section 3.2 hereunder.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization, and each Applicable Insurance Regulatory Authority.

“Gross Premiums to Surplus Ratio” means, with respect to the Exchange, the ratio calculated on a trailing twelve (12) consecutive calendar month period, of the aggregate amount of Gross Written Premiums for such period to the average Surplus for such period.

“Gross Written Premiums” means the total premium (direct and assumed) that is written by the Exchange before deductions for reinsurance and ceding commissions, but including additional and/or return premiums.

“Guarantor” is defined in the preamble hereof.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Section 15 hereof and (b) each other guaranty, in form and substance satisfactory to Agent, made by any other Guarantor in favor of Agent for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“HoldCo” means (a) before consummation of a SPAC Transaction, KIN and (b) at and after consummation of a SPAC Transaction, Publico.

“Increase Effective Date” is defined in Section 2.2(d).

“Increase Joinder” is defined in Section 2.2(d).

“Increase Request” is defined in Section 2.2(d).

“Increased Term Loan Commitment” is defined in Section 2.2(d).

“Indebtedness” means, as to any Person, any (a) indebtedness of such Person for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or upon which interest payments are customarily made, (c) Capital Lease Obligations, (d) all Disqualified Equity Interests of such Person, (e) Swap Contract Liabilities, (f) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership or financing lease, off-balance sheet financing or similar financing (but in any event excluding operating leases (as determined in accordance with GAAP) in respect of real property occupied by the Loan Parties entered into with Persons that are not Affiliates in the ordinary course of business), and (g) Contingent Obligations of such Person with respect to Indebtedness of a type described in the preceding clauses.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Instrument” means any “instrument” as defined in the Code.

“Insurance License” means any applicable license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of any insurance or reinsurance business of any Person (including, for the avoidance of doubt, the Exchange).

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all domain names (including, without limitation, all subdomains);

(f) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(g) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Loan Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“Investment Policy Statement” means the Investment Policy Statement of KIN and its Subsidiaries (including the Exchange) in form and substance reasonably satisfactory to Agent and delivered to Agent on or prior to the Effective Date.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Key Person” means each of the following officers of the Borrowers: Sean Harper and Lucas Ward.

“Key Person Amortization Start Date” means the date, if any, prior to the consummation of a SPAC Transaction, any Key Person departs from or ceases to be employed by a Loan Party.

“KIN” is defined in the preamble hereof.

“KIND” means Kin Insurance Network Distributor, LLC, a Delaware limited liability company.

“Lender” is defined in the preamble hereof. “Lender Entities” is defined in Section 12.9.

“License” means all licenses, contracts or other agreements, whether written or oral, naming any Loan Party or its Subsidiaries as licensee or licensor and providing for the grant of any right (a) to use or sell any works covered by any Copyright, (b) to manufacture, use or sell any invention covered by any Patent or (c) concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by any Loan Party or its Subsidiaries and now or hereafter covered by such licenses.

“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, including, any Control Agreement, any Guaranty, any subordination agreement, any intellectual property security agreement in favor of Agent or any Lender, any pledge agreement in favor of Agent, any note, or notes or guaranties executed by any Borrower or any Guarantor, and any other present or future agreement executed by any Borrower and/or any Guarantor with or for the benefit of Agent (on behalf of itself and the Lenders) in connection with this Agreement, as amended, restated, or otherwise modified. The Warrants are not a Loan Document and obligations in connection therewith are not secured by the Collateral.

“Loan Party” means each Borrower and each Guarantor (and shall in any event exclude the Exchange).

“Loan Party Books” means, with respect to each Loan Party, all books and records including ledgers, federal and state tax returns, records regarding such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Material Adverse Change” means (a) a material impairment in the validity, perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change with respect to the financial condition, business, operations, assets or liabilities of HoldCo and its Subsidiaries taken as a whole; (c) a material impairment on the ability of the Loan Parties taken as a whole to perform their Obligations; or (d) a material impairment of the rights and remedies of Agent or any Lender under any Loan Document.

“Material Contract” means (a) any Exchange Reinsurance Agreements (but in any event, including all Catastrophic Risk Reinsurance Agreements, Excess of Loss Reinsurance Agreements, Per Risk Reinsurance Agreements and Quota Share Reinsurance Treaties) , (b) the Surplus Note and (c) the agreements set forth on Schedule 13(d).

“Minimum Revenue Trigger Date” means the earlier of (a) the date on which Holdco fails to satisfy the Total Revenue covenant set forth in Section 7.17 and (b) the date by which HoldCo is required to provide the Annual Financial Statements and Compliance Certificate pursuant to Sections 6.2(c) and 6.2(f) and fails to provide such documents to Agent.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Cash Proceeds” means the aggregate amount of cash received (directly or indirectly) (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of HoldCo and its Subsidiaries (other than amounts received hereunder or from other Loan Parties) after deducting therefrom only (a) in the case of any Disposition, or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income and other taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid or reasonably expected to be paid, to a Person that, except in the case of reasonable out- of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“Net Underwriting Leverage Ratio” means, with respect to the Exchange, the ratio calculated on a trailing twelve (12) consecutive calendar month period, of the aggregate amount of Net Written Premiums for such period to the average Surplus for such period.

“Net Written Premiums” means premiums written by the Exchange, less premiums ceded to reinsurance companies, plus any premiums assumed.

“New Warrant” means that certain Series C-1 Preferred Stock Warrant dated as of the Additional Term Loan Funding Date originally executed by KIN in favor of Agent (or its designees), in substantially the form set forth in Exhibit C hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Notice of Borrowing” is defined in Section 3.5.

“Obligations” means all present and future indebtedness, obligations and liabilities of each Loan Party to the Secured Parties arising under or in connection with this Agreement or any other Loan Documents (but in any event, excluding the Warrants), whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency Proceeding. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) any debts, principal, interest, charges, expenses (including the Secured Party Expenses), premiums (including any Applicable Prepayment Premium), fees, mandatory prepayments, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person, (c) interest accruing after Insolvency Proceedings begin and (d) debts, liabilities, or obligations of a Loan Party assigned to a Secured Party.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to any recipient, taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Parent Guarantor” means Publico if it becomes a Guarantor under this Agreement and not a Borrower.

“Participant Register” is defined in Section 12.2(d).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in- part of the same.

“Per Risk Reinsurance” means Excess of Loss Reinsurance that indemnifies the Exchange against the amount of loss in excess of a specified retention with respect to each risk involved in each loss.

“Permitted Holders” means Sean Harper and Lucas Ward. “Permitted Indebtedness” means:

(a) the Obligations and any Indebtedness owing to Agent or any Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and described on Schedule 13.1(a) to this Agreement;

(c) Subordinated Debt, including any Convertible Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness related to deferred compensation to a Loan Party’s employees in the ordinary course of business;

(h) [Reserved];

(i) Indebtedness of any Loan Party to any other Loan Party;

(j) Indebtedness in respect of Swap Contract Liabilities entered into in the ordinary course of business that are incurred for the bona fide purpose of hedging the interest rate risks and not for speculative purposes;

(k) indebtedness incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or in respect of surety bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(l) Indebtedness owing to insurance carriers and incurred to finance insurance premiums of any Loan Party or any Subsidiary in the ordinary course of business in a principal amount not to exceed at any time the amount of insurance premiums to be paid by any Loan Party or any Subsidiary;

(m) Indebtedness in respect of netting services, overdraft protections and other like services, in each case incurred in the ordinary course of business and paid within three (3) Business Days of receipt of notice from the applicable financial institution of such occurrence;

(n) unsecured Indebtedness issued to employees, officers and directors of any Loan Party or Subsidiary to repurchase Equity Interests of any direct or indirect equityholder of HoldCo or any Affiliate thereof (which unsecured Indebtedness is issued in lieu of any Restricted Payments permitted under Section 7.7 for such purpose), subordinated in a manner reasonably satisfactory to Agent;

(o) Indebtedness in respect of judgments, attachments or awards not resulting in an Event of Default or in respect of appeal or other surety bonds relating to such judgments;

(p) Indebtedness consisting of Contingent Obligations in respect of Indebtedness otherwise permitted by this definition of “Permitted Indebtedness”;

(q) Indebtedness consisting of the obligations to make customary purchase price adjustments and indemnities pursuant to Permitted Investments;

(r) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(s) other Indebtedness not described above in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(t) Indebtedness comprised of obligations in connection with letters of credit (including the Specified LC) not to exceed $500,000 at any time outstanding; and

(u) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness pursuant to clauses (b), (c), (f), (s), and (t) above; provided that (i) the principal amount thereof is not increased, (ii) the terms thereof are not modified to impose more burdensome terms upon any Loan Party or its Subsidiary, as the case may be, (iii) the Indebtedness is not recourse to any additional Loan Parties or any of its Subsidiaries, and (iv) the maturity of such Indebtedness is not shortened (“Permitted Refinancing Indebtedness”).

“Permitted Investments” means:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on Schedule 13.1(b) to this Agreement;

(b) Investments consisting of cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Loan Party;

(d) Investments consisting of Deposit Accounts in which, to the extent required by this Agreement, Agent (on behalf of the Lenders) has a perfected security interest;

(e) Investments (i) between, among or in Loan Parties (whether existing on the Effective Date or hereafter formed or acquired (including (x) newly formed Subsidiaries, subject to compliance with Section 6.9 hereof as to such Subsidiaries and (y) investments by Publico in KIN or any other Loan Party following consummation of a SPAC Transaction)), or (ii) constituting the Surplus Note to the extent pledged to Agent to secure the Obligations pursuant to the terms set forth in this Agreement;

(f) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and loans to employees, officers or directors relating to the purchase of equity securities of a Loan Party or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Loan Party’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of accounts receivable and notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of a Loan Party in any Subsidiary;

(i) Swap Contracts incurred for bona-fide hedging purposes and not for speculative purposes;

(j) Investments consisting of cash collateral for obligations in connection with letters of credit not to exceed $1,000,000 at any time outstanding; and

(k) other Investments (valued at cost at the time of each Investment less payments of cash received in repayment of the principal or equity (e.g., as compared to interest or dividends or other amounts included in net income by the Loan Parties thereon)) made after the Effective Date in an aggregate amount not to exceed $500,000 at any time outstanding.

“Permitted Liens” are:

(a) Liens (i) existing on the Effective Date and described on Schedule 13.1(c) to this Agreement or (ii) arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either 13.1.2 not due and payable or 13.1.3 being contested in good faith and for which a Loan Party maintains adequate reserves on its Loan Party Books; provided that no notice of any such Lien has been filed or recorded under the IRC and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (a) on Equipment acquired or held by any Loan Party incurred for financing the acquisition of the Equipment securing no more than $500,000 in the aggregate amount outstanding, or (b) existing on Equipment when acquired, if, in the case of subclause (i) and (ii), the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $500,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old- age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of a Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent (on behalf of the Lenders) a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions arising in connection with any Loan Party’s Collateral Accounts held at such institutions in the ordinary course of business; provided that Agent (on behalf of the Lenders) has a perfected security interest in the amounts held in such deposit and/or securities accounts to the extent required by this Agreement;

(k) zoning restrictions, building codes, easements, rights of way, licenses, covenants and other similar restrictions, including environmental or land use restrictions, minor defects or irregularities in title and other similar Liens affecting the use of real property that do not secure monetary obligations and do not materially impair the use of such real property for its intended purposes or the value thereof;

(l) purported liens evidenced by (x) the filing of precautionary Uniform Commercial Code financing statements relating to leases entered into in the ordinary course of business and (y) unauthorized Uniform Commercial Code financing statements with respect to which no Lien has been granted by the applicable Loan Party or Subsidiary to the extent such Uniform Commercial Code financing statement is terminated not later than 30 days after the date upon which such Loan Party or Subsidiary has actual knowledge of thereof;

(m) rights of setoff or banker’s liens imposed by law upon deposits of cash in favor of banks or other depository institutions, solely incurred in connection with the maintenance of such deposits in the ordinary course of business in deposit accounts permitted under the Loan Documents maintained with such bank or depository institution or overdraft protection and other similar services in connection therewith;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens on unearned insurance premiums securing Indebtedness permitted under clause (l) of the definition of “Permitted Indebtedness”;

(p) Liens on cash collateral for obligations in connection with letters of credit not to exceed $1,000,000 at any time outstanding;

(q) other Liens on assets with a fair market value not exceeding $1,000,000 securing obligations otherwise permitted hereunder; and

(r) Liens on equity securities imposed under federal and state securities laws, including the Securities Act.

“Permitted Refinancing Indebtedness” is defined in clause (u) of the definition of “Permitted Indebtedness”.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIPE” means the sale of equity securities of a SPAC or Publico pursuant to subscription or other sale agreements with certain investors in a privately negotiated transaction that closes or is intended to close contemporaneously with a SPAC Transaction.

“Pledged Debt” means all Indebtedness from time to time owned or acquired by a Loan Party, the promissory notes and other Instruments evidencing any or all of such Indebtedness, and all interest, cash, Instruments, Investment Property, financial assets, securities, Equity Interests, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of Indebtedness and all other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Interests” means, collectively, (a) the Pledged Debt, (b) the Pledged Shares and (c) all security entitlements in any and all of the foregoing.

“Pledged Issuer” has the meaning set forth in the definition of “Pledged Shares”.

“Pledged Shares” means (a) the shares of Equity Interests at any time and from time to time owned, held or acquired by a Loan Party (except for any treasury stock held by Publico in its own Equity Interests) of any and all Persons now or hereafter existing (such Persons being hereinafter referred to collectively as the “Pledged Issuers” and each individually as a “Pledged Issuer”), whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, and (b) the certificates representing such shares of Equity Interests, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, Instruments, Investment Property, financial assets, securities, Equity Interests, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property (including, without limitation, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

“Premium Trust Account” means any “deposit account” (as defined in the Code) established to comply with Requirements of Law that require a Person (in their capacity as a “trustee” or “fiduciary”) to separately collect and maintain insurance policyholder premiums for the benefit of third-party policyholders who paid such premiums, along with merchant payment processing accounts used exclusively for processing the receipt of such payments and which funds are periodically swept into such deposit account.

“Prepayment Premium Trigger Event” means the earlier of (a) repayment in full of the Term Loan and (b) the termination of this Agreement at any time, for any reason, including (i) termination of this Agreement upon the election of Agent, at the request of the applicable Lenders, after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 8.5, automatically upon the occurrence thereof), (ii) foreclosure and sale of Collateral, (iii) sale of Collateral in any proceeding under any Debtor Relief Law, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any proceeding under any Debtor Relief Law.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make all or a portion of the Existing Term Loan, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Existing Term Loan, and with respect to all other computations and other matters related to the Existing Term Loan Commitment or the Existing Term Loan, the percentage obtained by dividing (i) the amount of such Lender’s Existing Term Loan Commitment, by (ii) the aggregate amount of the Existing Term Loan Commitment of all Lenders,

(b) with respect to an Additional Term Loan Lender’s obligation to make all or a portion of the Additional Term Loan, with respect to such Additional Term Loan Lender’s right to receive payments of interest, fees, and principal with respect to the Additional Term Loan, and with respect to all other computations and other matters related to the Additional Term Loan Commitment or the Additional Term Loan, the percentage obtained by dividing (i) the amount of the Additional Term Loan Commitment of such Additional Term Loan Lender, by (ii) the aggregate amount of the Additional Term Loan Commitments of all Additional Term Loan Lenders, and

(c) with respect to all matters (including, without limitation, the indemnification obligations arising under this Agreement), the percentage obtained by dividing (i) the sum of such Lender’s unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan; provided, that, prior to the termination of the Term Loan Commitments, the percentage shall be obtained by dividing (x) the sum of such Lender’s Term Loan Commitment by (y) the Total Term Loan Commitment Amount.

“Publico” means the successor to SPAC after giving effect to a SPAC Transaction.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“RBC” has the meaning set forth in Section 6.2(r).

“Register” has the meaning given to that term in Section 12.2(f) of this Agreement.

“Registered Organization” means, any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Reinsurance Agreement” means any reinsurance agreement, treaty or arrangement (or similar type of agreement, treaty or arrangement).

“Required Lenders” means Lenders whose Pro Rata Shares aggregate at least 50.1%.

“Requirements of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Director of Finance and Controller of a Loan Party.

“Restricted License” means any material License with respect to which a Loan Party is the licensee (a) that effectively prohibits or otherwise restricts a Loan Party from granting a security interest in such Loan Party’s interest in such License or any other property (but only to the extent not subject to Uniform Commercial Code Section 9-408), or (b) for which a default under or termination of could reasonably be expected to interfere with a Secured Party’s right to sell any material Collateral, provided that the term Restricted License does not include any Licenses replacements of which are readily available to the Loan Parties, including any over-the-counter and other software that is generally commercially available to the public or Persons that are effectively comparable to the Loan Parties.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (d) the return of any Equity Interests (other than Qualified Equity Interests) to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities to any such party as such, other than in connection with the issuance, transfer or exercise of the Warrants, or (e) the payment of any management, consulting, monitoring or advisory fees or any other similar fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other similar services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions that broadly prohibit dealings with that country or territory (which, as of the Effective Date, include Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, and any other Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority,

(b) a Person that resides in, is organized in or located in, or has a place of business in, a country or territory named on any list referred to in clause (a) of this definition or a country or territory that is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through any such jurisdiction (each of the foregoing in this clause (b), a “Sanction Target”), or a Person that owns 50% or more of the Equity Interests of, or is otherwise controlled by, or is acting on behalf of, one or more Sanction Targets, (c) any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions, or (d) any Person owned or controlled by any Person or Persons described in clause (a) or (b).

“Sanctions” means Requirements of Law concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the European Union, or other relevant sanctions authority.

“Scheduled Amortization Start Date” means the date that is thirty-six (36) full calendar months after the Effective Date.

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Party” means, Agent and each Lender. “Secured Party Expenses” is defined in Section 12.10.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property and assets of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its property and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“SPAC” means a “special purpose acquisition company” that is subject to the reporting requirements under Section 12(b), 12(g) or 15(d) of the Exchange Act, or its subsidiary.

“SPAC Letter of Intent” means the letter of intent by and between HoldCo and Omnichannel Acquisition Corp., dated March 10, 2021.

“SPAC Transaction” means any business combination between KIN and a SPAC (or controlled affiliate thereof) by merger, consolidation, share exchange or otherwise, immediately following the consummation of which the common stock or share capital of the SPAC or Publico is listed on an exchange or marketplace.

“Specified LC” means that certain Irrevocable Standby letter of Credit as set forth on Schedule 13.1(a).

“Statutory Accounting Principles” shall mean those accounting rules and requirements promulgated by the NAIC that insurers in the United States are required to follow in preparing their financial statements filed with the NAIC.

“Subordinated Debt” means Indebtedness incurred by any Borrowers or its Subsidiaries (with the prior written consent of Agent) that is subordinated to all of the Obligations pursuant to a subordination, intercreditor, or other similar agreement, or pursuant to ab initio subordination terms, in form and substance reasonably satisfactory to Agent entered into between Agent and the subordinated creditor.

“Subsequent Equity Raise” means the issuance, from time to time, by HoldCo of new Qualified Equity Interests of HoldCo, other than in connection with a SPAC Transaction or any related PIPE.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Loan Party. For the avoidance of doubt, the Exchange is not a Subsidiary.

“Subsidiary Guarantor” means, each of HoldCo’s present and future, direct and indirect Subsidiaries other than (a) the Borrowers and (b) the Exchange.

“Surplus” means at any time, with respect to the Exchange, assets minus its liabilities, as set forth on page 3, line 37 of the statutory statement of the Exchange, calculated in a manner satisfactory to Agent and in accordance with Statutory Accounting Principles and acceptable to the FLOIR.

“Surplus Note” means the Amended and Restated Surplus Note, made by the Exchange to KIN issued pursuant to the Exchange Transaction consummated on June 18, 2021, as previously delivered to the Agent.

“Surplus Note Amount” means $43,500,000.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Contract Liabilities” means the liabilities of the Loan Parties under any Swap Contract as calculated on a marked-to-market basis in accordance with GAAP.

“Term Loan” has the meaning set forth in Section 2.2(a).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrowers in the amount set forth in Schedule 1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Maturity Date” is the date that is the fourth anniversary after the Effective Date. “Total Revenue” means total revenue of Holdco and its Subsidiaries generated by the sale of goods or services from ongoing operations, exclusive of consolidation with the Exchange, and otherwise as determined in accordance with GAAP.

“Total Term Loan Commitment Amount” means $55,192,693.53, as may be increased from time to time in accordance with Section 2.2(d) of this Agreement.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Loan Parties connected with and symbolized by such trademarks.

“Unasserted Contingent Indemnification Claims” means contingent indemnification obligations to the extent no demand has been made with respect thereto and no claim giving rise thereto has been asserted.

“Warrants” means, (a) that certain Warrant to Purchase Common Stock dated as of June 5, 2019 executed by KIN in favor of Agent (or its designees), as the same may be amended, modified, supplemented or restated from time to time, including pursuant to the exchange thereof for Warrants to Purchase Series B-2 Preferred Stock, dated May 7, 2020; (b) the New Warrant; (c) the Series B-1 Preferred Stock Warrants, dated May 7, 2020.

14. AGENT

14.1 Appointment. Each Lender (and each subsequent holder of the Term Loan) hereby irrevocably appoints and authorizes Agent to perform the duties of Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Term Loan outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to Agent, and to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement; provided that Agent shall not have any liability to the Lenders for Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Term Loan, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by Agent of the rights and remedies specifically authorized to be exercised by Agent by the terms of this Agreement or any other Loan Document; (vi) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (vii) subject to Section 14.3 of this Agreement, to take such action as Agent deems appropriate on its behalf to manage the Term Loan incurred on the Effective Date, to administer the Loan Documents and to exercise such other powers delegated to Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Term Loan), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders; provided, however, that Agent shall not be required to take any action which, in the reasonable opinion of Agent, exposes Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

14.2 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Term Loan hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Effective Date or at any time or times thereafter; provided that, upon the reasonable request of a Lender, Agent shall provide to such Lender any documents or reports delivered to Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If Agent seeks the consent or approval of the Lenders to the taking or refraining from taking any action hereunder, Agent shall send notice thereof to each Lender.

14.3 Rights, Exculpation, Etc. Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent (i) may treat the payee of the Term Loan as the owner thereof until Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.2 hereof, signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel (including, without limitation, counsel to Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to this Agreement, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Lenders.

14.4 Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

14.5 Indemnification. To the extent that Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this section shall survive the payment in full of the Term Loan any other Obligation under this Agreement, and the cancellation of this Agreement.

14.6 Agent Individually. With respect to its Pro Rata Share of the Term Loan Commitment hereunder and the Term Loan made by it, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The term “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender (as applicable). Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto without any duty to account to the other Lenders.

14.7 Collateral Matters. The Lenders hereby irrevocably authorize Agent, at itsoption and in its discretion, to release any Lien granted to or held by Agent upon any Collateral upon cancellation of this Agreement and payment and satisfaction of the Term Loan and all other Obligations which have matured and which Agent has been notified in writing are then due and payable. Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this section.

14.8 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

14.9 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other anti-terrorism laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

14.10 No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

14.11 No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

14.12 Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each

Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to HoldCo or any of its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and each Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding HoldCo and its Subsidiaries and will rely significantly upon HoldCo and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding HoldCo and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

14.13 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by Agent or its designee who shall have full authority to do all acts necessary to protect Agent’s and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries and Affiliates to, cooperate with any such custodian and to do whatever Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and shall be Obligations.

14.14 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Secured Parties, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due to Agent hereunder and under the other Loan Documents.

15. GUARANTY

15.1 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding) fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all reasonable out- of-pocket expenses incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Section 15. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

15.2 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Section 15 constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by Agent or any Lender to any Collateral. The obligations of each Guarantor under this Section 15 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Section 15 shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (other than the cash payment in full of the Guaranteed Obligations (other than Contingent Obligations) and all other amounts payable under this Section 15).

This Section 15 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

15.3 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Section and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Section 15.3 from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor (other than the cash payment in full of the Guaranteed Obligations (other than Contingent Obligations) and all other amounts payable under this Section 15). Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 15.3 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Section 15.3, and acknowledges that this Section 15.3 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

15.4 Continuing Guaranty; Assignments. This Section 15.4 is a continuing guaranty and shall (a) remain in full force and effect until the cash payment in full of the Guaranteed Obligations (other than Contingent Obligations) and all other amounts payable under this Section 15 after the termination of this Agreement and the other Loan Documents, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors and permitted pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Term Loan Commitment owing to it) to any Eligible Assignee, and such Eligible Assignee shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.2.

15.5 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Section 15, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Obligations) and all other amounts payable under this Section 15 shall have been paid in full in cash after the termination of this Agreement and the other Loan Documents. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations (other than Contingent Obligations) and all other amounts payable under this Section 15, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Section 15 after the termination of this Agreement and the other Loan Documents, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Section 15 thereafter arising. If (a) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, and (b) all of the Guaranteed Obligations and all other amounts payable under this Section 15 shall be paid in full in cash after the termination of this Agreement and the other Loan Documents, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

15.6 Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 15.6, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 15.6), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 15.6. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 15.6 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 15.6.

15.7 Waivers. All waivers made by each party hereunder that is a Guarantor are made solely by such party in its respective capacity hereunder as a Guarantor and not in any other capacity under any Loan Documents.

16. ACKNOWLEDGMENT AND RESTATEMENT

16.1 Existing Obligations. The Borrowers hereby acknowledge, confirm and agree that, as of the close of business on June 25, 2021, the Borrowers are indebted to Lenders in respect of the Existing Term Loan or any other financial accommodation under the Existing Loan Agreement in the aggregate principal amount (including capitalized interest) of $45,192,693.52, in each case together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

16.2 Acknowledgment of Security Interests. The Borrowers hereby acknowledge, confirm and agree that Agent, for the benefit of Lenders, shall continue to have a security interest in and lien upon the assets of the Borrowers, as applicable, constituting Collateral heretofore granted to Agent pursuant to the Existing Loan Documents to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Loan Documents or otherwise granted to or held by Agent. The Liens of Agent, for the benefit of the Lenders, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens to Agent, whether under the Existing Loan Documents, this Agreement or any of the other Loan Documents.

16.3 [Reserved].

16.4 Restatement. Except as otherwise stated in Section 16.2 and this Section 16.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Documents are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents. Except as provided below, the amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of any Borrower evidenced by or arising under the Existing Loan Documents, and the Liens in the Collateral (as such term is defined herein) of Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date hereof set forth above.

BORROWERS:

KIN INSURANCE, INC.

By:	/s/ Sean Harper
	Name:	Sean Harper
	Title:	CEO

KIN RISK MANAGEMENT, LLC

By:	/s/ Sean Harper
	Name:	Sean Harper
	Title:	President

KIN MGA, LLC

By:	/s/ Sean Harper
	Name:	Sean Harper
	Title:	CEO

Amended and Restated Loan and Security Agreement – Signature Page

GUARANTORS:

KIN INSURANCE TECHNOLOGY HUB, LLC

By:	/s/ Sean Harper
	Name:	Sean Harper
	Title:	CEO

KIN INSURANCE NETWORK DISTRIBUTOR, LLC

By:	/s/ Sean Harper
	Name:	Sean Harper
	Title:	CEO

Amended and Restated Loan and Security Agreement – Signature Page

AGENT:

GUGGENHEIM LIFE AND ANNUITY COMPANY

By:	/s/ Ryan T. Cloud
	Name:	Ryan T. Cloud
	Title:	Authorized Person

Amended and Restated Loan and Security Agreement – Signature Page

LENDERS:

GUGGENHEIM LIFE AND ANNUITY COMPANY

By:	/s/ Ryan T. Cloud
	Name:	Ryan T. Cloud
	Title:	Authorized Person

Amended and Restated Loan and Security Agreement – Signature Page

R.V.I. GUARANTY CO., LTD.,
as Lender

By:	/s/ Michael P. McGroarty
	Name:	Michael P. McGroarty
	Title:	Co-President

Amended and Restated Loan and Security Agreement - Signature Page

HSCM BERMUDA FUND LTD.,
as Lender

By: Hudson Structured Capital
Management, Ltd., its Manager

By:	/s/ Rachel Bardon
Name:	Rachel Bardon
Title:	Partner

HS SANTANONI LP,
as Lender

By: Hudson Structured Capital
Management Ltd., its Manager

By:	/s/ Rachel Bardon
Name:	Rachel Bardon
Title:	Partner

HSCM F1 MASTER FUND LTD.,
as Lender

By: Hudson Structured Capital
Management Ltd., its Manager

By:	/s/ Rachel Bardon
Name:	Rachel Bardon
Title:	Partner

HS OPALESCENT LP,
as Lender

By: Hudson Structured Capital
Management Ltd., its Manager

By:	/s/ Rachel Bardon
Name:	Rachel Bardon
Title:	Partner

Amended and Restated Loan and Security Agreement – Signature Page

INVESTORS HERITAGE LIFE INSURANCE COMPANY,
as Lender

By: Aquarian Holdings Investment Management LLC, as investment advisor

By:	/s/ Rudhrabhishek Sahay
Name:	Rudhrabhishek Sahay
Title:	Authorized Signatory

Amended and Restated Loan and Security Agreement - Signature Page

SKYLINE CAPITAL FUND LP, as Lender

By:	/s/ Christopher Lyle
Name:	Christopher Lyle
Title:	Managing Partner

Amended and Restated Loan and Security Agreement – Signature Page

CLEAR SPRING LIFE INSURANCE COMPANY,
as Lender

By:	/s/ Ryan T. Cloud
Name:	Ryan T. Cloud
Title:	Authorized Person

Amended and Restated Loan and Security Agreement – Signature Page

Schedule 1 – Term Loan Commitments

Lender	Existing Term Loan Commitment Amount (Inclusive of Capitalized Interest as of the Effective Date)	Additional Term Loan Commitment Amount	Total Term Loan Commitment Amount
Guggenheim Life and Annuity Company	$24,629,116.66	$0.00	$24,629,116.66
HSCM Bermuda Fund Ltd.	$5,884,290.47	$1,771,872.63	$7,656,163.10
HS Santanoni LP	$1,524,645.33	$0.00	$1,524,645.33
HSCM FI Master Fund Ltd.	$1,058,419.38	$0.00	$1,058,419.38
R.V.I. Guaranty Co., Ltd.	$4,838,488.65	$1,070,635.16	$5,909,123.81
Clearspring Life Insurance Company	$0.00	$7,055,753.31	$7,055,753.31
HS Opalescent LP	$0.00	$101,738.91	$101,738.91
Skyline Capital Fund LP	1,209,622.20	$0.00	$1,209,622.20
Investors Heritage Life Insurance Company	6,048,110.83	$0.00	$6,048,110.83

TOTAL:	$45,192,693.52	$10,000,000.01	$55,192,693.53